UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
(Amendment No. 1)
(RULE 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
Check the appropriate box:
☐	Preliminary information statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☑	Definitive information statement.
APOLLO GROUP, INC.
(Name of Registrant as Specified in its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
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ANNUAL MEETINGS OF CLASS A SHAREHOLDERS AND CLASS B SHAREHOLDERS
OF
APOLLO GROUP, INC.
To be held on February 25, 2008 and January 8, 2008, respectively

AMENDMENT NO. 1
TO
INFORMATION STATEMENT
     This Amendment No. 1 to the Information Statement of Apollo Group, Inc. (the “Company”) filed with the Securities and Exchange Commission on December 28, 2007, is filed in order to make the following changes to the Information Statement:
     • The phone number listed for the Company in the answer to the question “Why am I receiving these materials?” appearing on page 1 is corrected;
     • The dollar value of outstanding stock awards held by Dr. John G. Sperling as of August 31, 2007, as set forth in column (h) of the Outstanding Equity Awards at Fiscal Year End Table on page 42, is corrected to $2,933,500;
     • The description on page 55 of the changes, effective in 2008, in meeting fees payable to the Company’s directors for serving on board committees has been corrected; and
     • The first paragraph under “Security Ownership of Certain Beneficial Owners and Management” and footnotes (1) and (2) on pages 61-62 are modified to more accurately reflect the circumstances surrounding certain variable prepaid forward sale contracts involving shares beneficially owned by Dr. John G. Sperling and Peter Sperling.

ANNUAL MEETINGS OF CLASS A AND CLASS B SHAREHOLDERS
INFORMATION STATEMENT
OUR BOARD OF DIRECTORS AND ITS COMMITTEES
OUR DIRECTORS
OUR EXECUTIVE OFFICERS
OUR CORPORATE GOVERNANCE PRACTICES
COMPENSATION DISCUSSION AND ANALYSIS
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION INFORMATION
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
AGREEMENTS REGARDING EMPLOYMENT,CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT
DIRECTOR COMPENSATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD AUDIT COMMITTEE REPORT ON AUDIT RELATED MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

ANNUAL MEETINGS OF CLASS A AND CLASS B SHAREHOLDERS
December 28, 2007
To the holders of Class A Common stock and Class B Common stock of Apollo Group:
NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Class B Common stock (the “Class B Shareholders”) of Apollo Group, Inc. (the “Company”), an Arizona corporation, will be held on Tuesday, January 8, 2008 at 2:00 P.M., local time, in the 4th floor conference room, 4615 East Elwood St., Phoenix, Arizona, 85040, and the Annual Meeting of holders of Class A Common stock (the “Class A Shareholders”) of the Company will be held on Monday, February 25, 2008 at 10:00 A.M., local time, in the Shaffer Conference Center, 4605 East Elwood St., 2nd Floor, Phoenix, Arizona 85040 (together, the “Annual Meeting”) and each meeting to be held for the following purposes:
•	For the Class B Shareholders
o	To elect the Directors of the Company to serve for a one-year term, each until his or her successor is duly elected.

o	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2007.
•	For the Class A Shareholders
o	To receive the results of the Annual Meeting of the Class B Shareholders.

o	To view a presentation of the Company with respect to its business.

o	To raise questions with the Company.
Only Class B Shareholders of record at the close of business on December 24, 2007 are entitled to notice of, and to attend and vote at, the Annual Meeting of Class B Shareholders or any adjournment or postponement thereof, and only Class A Shareholders of record at the close of business on December 24, 2007 are invited to attend the Annual Meeting of Class A Shareholders and any adjournment or postponement thereof.
Sincerely,
Brian Mueller
President
Phoenix, Arizona
December 28, 2007

We are not asking you for a proxy and you are requested not to send us a proxy.

ANNUAL MEETINGS OF CLASS A SHAREHOLDERS AND CLASS B SHAREHOLDERS
OF
APOLLO GROUP, INC.
To be held on February 25, 2008 and January 8, 2008, respectively

INFORMATION STATEMENT

QUESTIONS AND ANSWERS REGARDING THE INFORMATION
STATEMENT, ANNUAL REPORT AND ANNUAL MEETING

Why am I receiving these materials?	The Board of Directors of Apollo Group, Inc. (“Apollo Group,” the “Company” or “we”) is providing this information statement to you in connection with Apollo Group’s Annual Meeting of Class B Shareholders to be held on Tuesday, January 8, 2008 at 2:00 P.M. local time and Annual Meeting of Class A Shareholders to be held on Monday, February 25, 2008 at 10:00 A.M. local time (together, the “Annual Meeting”). As a shareholder of record, you are invited to attend the Annual Meeting for which you own shares, which, for Class A Common shareholders, will be held in the Shaffer Conference Center, 4605 East Elwood St., 2nd Floor, Phoenix, Arizona 85040, and, for Class B Common shareholders, will be held in the 4th floor conference room, 4615 East Elwood St., Phoenix, Arizona, 85040. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meetings of Class A Shareholders and Class B Shareholders and this Information Statement.

This Information Statement, together with the Company’s Annual Report for fiscal year 2007, were first mailed on or about January 4, 2008 to all Class B Shareholders entitled to vote at the Annual Meeting of Class B Shareholders and to the Class A Shareholders who may attend the Annual Meeting of Class A Shareholders on February 25, 2008. Apollo Group’s principal executive offices are located at 4615 East Elwood Street, Phoenix, Arizona 85040, and our telephone number is (480) 966-5394.

How may I obtain Apollo Group’s Annual Report?	A copy of our Annual Report on Form 10-K for fiscal year 2007 is available free of charge on the Internet from the Securities and Exchange Commission’s website at http://www.sec.gov, as well as on our website at http://www.apollogrp.edu/Investor/AnnualReports.aspx.

QUESTIONS AND ANSWERS REGARDING THE INFORMATION
STATEMENT, ANNUAL REPORTAND ANNUAL MEETING

Am I entitled to vote at the Annual Meeting?	You may vote if our records showed that you owned shares of Apollo Group Class B Common stock as of December 24, 2007 (the “Record Date”). Each share of Class B Common stock is entitled to one vote, and a majority of the Class B Common stock is required to approve any proposals at the Annual Meeting of Class B Shareholders. Class A Common stock is not voting stock. At the close of business on that date, we had a total of 167,030,713 shares of Class A Common stock issued and outstanding and 475,149 shares of Class B Common stock issued and outstanding. As of the Record Date, we had no shares of Preferred Stock outstanding.

Is this a Proxy Statement?	This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors and Board Committees	The Board of Directors consists of a majority of independent directors, as independence is determined in accordance with Rule 4200 of the Marketplace Rules of The NASDAQ Stock Market LLC. The Board of Directors has determined that Dino J. DeConcini, Dr. Roy A. Herberger, Jr., Dr. Ann Kirschner, K. Sue Redman, James R. Reis and George A. Zimmer of the Board of Directors are independent under these standards.

During the fiscal year ended August 31, 2007, the Board of Directors met on 21 occasions.

The Board of Directors has three principal committees as of October 31, 2007: (1) an Audit Committee composed of K. Sue Redman (Chair), Dino J. DeConcini and James R. Reis; (2) a Compensation Committee composed of Dr. Roy A. Herberger, Jr. (Chair), Dino J. DeConcini and K. Sue Redman; and (3) a Nominating and Governance Committee composed of Dino J. DeConcini (Chair) and George Zimmer. The Board of Directors also has a Special Committee (from June 2006 to the present) composed of James R. Reis (Chair) and K. Sue Redman.

Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee meets regularly and has a written charter approved by the Board of Directors, all of which are available via our website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx. In addition, at each regularly scheduled Board of Directors meeting, a member of each Committee reports on any significant matters addressed by the Committee. The Board of Directors and each Committee, as applicable, regularly reviews the Committee charters. The charters provide, among other items, that each member must be independent as such term is defined by the applicable rules of The NASDAQ Stock Market LLC and the SEC.

Audit Committee	The Board of Directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is responsible for reviewing the financial information provided to shareholders and others, the systems of internal controls established by management and the Board of Directors, the performance and selection of our independent registered public accounting firm, and our audit and financial reporting processes. The Audit Committee held 12 meetings during fiscal 2007. The Board of Directors has determined that K. Sue Redman and James R. Reis are “audit committee financial experts” as defined in Item 407(d) of Regulation S-K. Each of the members of this committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of The NASDAQ Stock Market LLC. The Audit Committee charter is available on the Company’s website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Compensation Committee	The Compensation Committee of our Board of Directors, which met 24 times

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

during fiscal 2007, determines all aspects of compensation of executive officers. Each of the members of this committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of The NASDAQ Stock Market LLC and an “outside director” as defined in IRC Section 162(m). The Compensation Committee also reviews competitive market data regarding our non-employee director compensation and works in conjunction with our Nominating and Governance Committee in establishing the amount and form of such compensation. The Compensation Committee charter is available on the Company’s website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Nominating and Governance Committee	The Nominating and Governance Committee was formed in 2006. The Nominating and Governance Committee is responsible for recommending individuals to the Board of Directors to represent the nominees of the Board of Directors for election to the Board, recommending individuals to the Board of Directors to fill the unexpired term of any vacancy existing on the Board of Directors, the development of qualification criteria for new nominees to the Board of Directors, conducting an assessment of the size and composition of the Board of Directors and recommending changes in the Board’s size, assisting the Board of Directors with corporate governance matters, overseeing the orientation and training of new directors, and consulting with the Chair of the Board regarding the composition of standing committees of the Board. This committee held 5 meetings during fiscal 2007. The Nominating and Governance Committee charter is available on the Company’s website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Special Committee	The Special Committee was initially established on June 23, 2006 to oversee the independent review of the Company’s historical practices related to stock option grants. On June 5, 2007, the Board expanded the scope of the Special Committee’s authority to include authority to direct the Company’s actions in connection with legal claims alleged in derivative actions concerning the Company’s previous stock option practices. This committee held 18 meetings during fiscal 2007.

Attendance	During the fiscal year ended August 31, 2007, all incumbent Board members attended at least 80% of the total number of meetings of the Board of Directors, and each Board member attended at least 80% of the aggregate number of meetings held by all Committees of the Board on which each such Board member served (during the periods that he or she served on those Committees).

We do not have a formal policy mandating attendance by members of the Board of Directors at our annual shareholder meetings. No non-employee Board members attended the Annual Meeting of the holders of the Class B common stock held in June 2007.

Chart of Board and Committee Member Changes	The chart below indicates the members of the Board of Directors and the four committees of the Board as of November 30, 2007, including changes to the members of those Board committees and the dates of appointment or resignation for Board members s whose service began or terminated after August 30, 2006 through November 30, 2007.

							Nominating and
	Board of		Audit		Compensation		Governance	Special
Name	Directors		Committee		Committee		Committee	Committee
Current Directors
Dr. John G. Sperling	C
Peter V. Sperling	M
Gregory W. Cappelli	M
Dino J. DeConcini	M		M		M	(2)(8)	C (8)
Dr. Roy A. Herberger, Jr.	M	(7)			C	(8)
Dr. Ann Kirschner	M	(9)
Brian E. Mueller	M
K. Sue Redman	M	(2)	C	(2)(3)	M	(2)		M	(2)
James R. Reis	M	(3)	M	(3)				C	(5)
George A. Zimmer	M	(1)			(3	)(8)	M (8)

Former Directors
John M. Blair	(6)		(3)		(3)		(6)
Daniel D. Diethelm	(4)							(4)
Hedy F. Govenar	(6)						(6)	(2)
John R. Norton III	(2)		(2)		(2)		(2)

Footnotes

C	Current Chair

M	Current Member

(1)	On October 25, 2006, Mr. Zimmer was appointed to the Board.

(2)	On December 8, 2006, Mr. Norton resigned from the Board, the Audit Committee, the Nominating and Governance Committee and the Compensation Committee (including as its Chair); Ms. Govenar resigned from the Special Committee; Ms. Redman was appointed to the Board, the Audit Committee, the Compensation Committee and the Special Committee; and Mr. DeConcini was appointed Chair of the Compensation Committee.

(3)	On January 12, 2007, Mr. Blair resigned from the Audit Committee and the Compensation Committee (including as its Chair); Ms. Redman was appointed Chair of the Audit Committee; Mr. Zimmer was appointed to the Compensation Committee; and Mr. Reis was appointed to the Board and the Audit Committee.

(4)	On March 9, 2007, Mr. Diethelm resigned from Board and the Special Committee (including as its Chair).

(5)	On March 13, 2007, Mr. Reis was appointed Chair of the Special Committee.

(6)	On May 18, 2007, Mr. Blair resigned from the Board and the Nominating and Governance Committee; Ms. Govenar resigned from the Board, the Special Committee and the Nominating and Governance Committee (including as its Chair).

(7)	On June 21, 2007, Dr. Herberger (along with the incumbent directors) was elected to the Board.

(8)	On October 5, 2007, Mr. Zimmer resigned from the Compensation Committee and was appointed to the Nominating and Governance Committee; Mr. DeConcini resigned as Chair of the Compensation Committee (although he remains a member of such committee) and was appointed Chair of the Nominating and Governance Committee (after serving as sole member of that committee for a portion of the 2007 fiscal year); and Dr. Herberger was appointed Chair of the Compensation Committee.

(9)	Dr. Kirschner joined the Board on November 1, 2007.

OUR DIRECTORS

Set forth below are the names, ages and experience of the directors of Apollo Group as of November 30, 2007. All of the directors are incumbent nominees, up for re-election at the Annual Meeting of Class B Shareholders, and the Nominating and Governance Committee, consisting solely of independent directors as determined under the rules of The NASDAQ Stock Market LLC, has recommended all of the nominees for election by the holders of Class B Common stock. If elected, the nominees will serve as directors until the next annual meeting of the holders of Class B Common stock of Apollo Group in 2008. As of the date of this Information Statement, the Board of Directors is not aware of any nominee who is unable or who will decline to serve as a director.

	Principal Occupation of the Directors
Name	During the Past Five Years	Age

Dr. John G. Sperling Acting Executive Chairman of the Board	See Dr. Sperling’s biographical information below under “Information about Executive Officers.”	86

Gregory W. Cappelli	See Mr. Cappelli’s biographical information below under “Information about Executive Officers.”	40

Dino J. DeConcini	Mr. DeConcini became a member of the Board of Directors of the Company in 1992. He currently serves as Chair of the Nominating and Governance Committee and a member of the Audit and Compensation Committees. Between December 2006 and October 2007, Mr. DeConcini served as Chair of the Compensation Committee. Since 2002, Mr. DeConcini has been Senior Vice President of Projects International, Inc., an international business consulting firm. From 1995 to 2000, Mr. DeConcini was the Executive Director, Savings Bonds Marketing Office, U.S. Department of the Treasury. From 1991 to 1993 and 1980 to 1990, Mr. DeConcini was a Vice President and partner of Paul R. Gibson & Associates, an international business consulting firm. Between 1981 and 1992, he was a member of the Board of Directors of the University of Phoenix, Inc. He served as a member of the Board of Directors of Arizona Public Service Company from 1980 to 1990. From 1979 to 1995, Mr. DeConcini was a shareholder and employee of DeConcini, McDonald, Brammer, Yetwin and Lacy, P.C., Attorneys at Law. He was Chief of Staff for the Governor of Arizona from 1975 through 1978. Mr. DeConcini was also Chairman of the Arizona Commission on the Arts from 1980 to 1983, and the founder and President of Arizonans for Cultural Development from 1983 to 1986. Mr. DeConcini is a graduate of the Georgetown University School of Foreign Service and the University of Arizona Law School.	73

	Principal Occupation of the Directors
Name	During the Past Five Years	Age

Dr. Roy A. Herberger	Dr. Herberger has been a director of Apollo Group since June 2007 and is currently Chair of the Compensation Committee of the Company’ Board of Directors. Dr. Herberger is also presently President Emeritus of Thunderbird, School of Global Management and served as the school’s President from 1989 until 2004. From 1982 until 1989, he served as Dean of the Edwin L. Cox School of Business at Southern Methodist University. He previously served as Associate Dean for Academic Affairs at the Graduate School of Business at the University of Southern California (USC) and director of the International Business Education and Research Program, also at USC. Dr. Herberger is currently a director at Pinnacle West Capital Corporation, Eco2 Plastics, Inc., MedAire Inc. and the Mayo Clinic. Dr. Herberger holds a bachelor’s degree in Business and a Master of Arts in Communication from the University of Texas, Austin. He also holds a doctoral degree in Business from the University of Colorado, Boulder.	65

Dr. Ann Kirschner	Dr. Ann Kirschner has been a director of Apollo Group since November 2007. Since 2006, Dr. Kirschner has been the University Dean of Macaulay Honors College of The City University of New York. Previously, as president of Comma Communications, Dr. Kirschner specialized in strategic planning for public and private universities and education companies. Her career as an entrepreneur in media and technology has included founding Fathom, an online knowledge network, in association with Columbia University. She also co-created NFL SUNDAY TICKET and NFL.COM for the National Football League. Dr. Kirschner serves on the Board of Directors of Public Agenda, the Jewish Women’s Archive, Open University of Israel and MOUSE. Until recently, she served on the Board of Directors of Topps Company, Inc. (Nasdaq: TOPP). Dr. Kirschner received her Doctor of Philosophy in English literature from Princeton University, a Master of Arts from the University of Virginia, and a Bachelor of Arts from the State University of New York at Buffalo.	56

Brian E. Mueller	See Mr. Mueller’s biographical information below under “Information about Executive Officers.”	54

K. Sue Redman	K. Sue Redman has been a director of Apollo Group and Chair of the Audit Committee since December 2006. Ms. Redman is also a member of the Compensation Committee and the Special Committee of the Board of Directors of Apollo Group. Since 2004 Ms. Redman has been Senior Vice President and Chief Financial Officer of Texas A&M University. From 1999 to 2004, Ms. Redman was a Vice President and Corporate Controller at AdvancePCS. From 1980 to 1999, Ms. Redman held various positions, most notably as an Assurance/Business Advisory Services partner with PricewaterhouseCoopers LLP, where she provided accounting and consulting services to both public and private companies in a variety of industries. Ms. Redman earned her Bachelor of Business Administration in Accounting from Texas A&M University and is a Certified Public Accountant in Texas, Arizona and California.	50

	Principal Occupation of the Directors
Name	During the Past Five Years	Age

James R. Reis	James R. Reis has been a director of Apollo Group and a member of the Audit Committee since January 2007 and Chair of the Special Committee of the Board of Directors of Apollo Group since March 2007. Since 2007, Mr. Reis has served as Vice Chairman of GAINSCO, INC. and previously served as its Executive Vice President. Since 2001, Mr. Reis has performed merchant banking and management consulting services through First Western Capital, LLC, of which he is the founder, managing director and owner, and through which he provided consulting services to a subsidiary of GAINSCO, INC. from 2003 to 2005. Mr. Reis served as Vice Chairman of ING Pilgrim Capital Corporation, an asset management company, which he co-founded, from 1989 to 2000 when it was acquired by ING Groep NV. Mr. Reis also currently serves on the Boards of Directors of Exeter Life Sciences, Inc. and Arcadia Bio-Science, Inc., both companies owned by Dr. Sperling. Mr. Reis received his Bachelor of Science from St. John Fisher College in Rochester, New York and is an inactive Certified Public Accountant.	50

Peter V. Sperling	Peter V. Sperling has been a Senior Vice President of Apollo Group since June 1998 and Secretary of Apollo Group since June 2006. Mr. Sperling has been with Apollo Group since 1983. Mr. Sperling was Vice President of Administration from 1992 to June 1998 and served as Secretary and Treasurer of Apollo Group from 1988 to January 2003. From 1987 to 1992, Mr. Sperling was Director of Operations at Apollo Education Corporation. From 1983 to 1987, Mr. Sperling was Director of Management Information Services of Apollo Group. Mr. Sperling received his Master of Business Administration from the University of Phoenix (“UPX”) and his Bachelor of Arts from the University of California, Santa Barbara. Mr. Sperling is also the Chairman and co-founder of CallWave, Inc. (Nasdaq: CALL), a telecommunications services corporation. Mr. Sperling is the son of Dr. John G. Sperling.	48

George A. Zimmer	George A. Zimmer has been a director of Apollo Group since June 2006 and served as a member of the Compensation Committee of the Board of Directors of Apollo Group during the 2007 fiscal year. In October 2007, Mr. Zimmer resigned from the Compensation Committee and was appointed to serve on the Nominating and Governance Committee. Mr. Zimmer is the founder, CEO and Chairman of Men’s Wearhouse, Inc. Mr. Zimmer is currently a member of the board of the Institute of Noetic Sciences in Petaluma, California, and serves on several advisory boards including The Boys & Girls Club of Oakland, California, and the World Business Academy of Ojai, California. Mr. Zimmer received his Bachelor of Arts in Economics from Washington University.	59

OUR EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the executive officers of Apollo Group as of November 30, 2007.

	Principal Occupation of the Executive Officers
Name and Position	During the Past Five Years	Age

Dr. John G. Sperling Acting Executive Chairman of the Board	Dr. John G. Sperling, is the founder, the Acting Executive Chairman and a director of the Board of Apollo Group. Dr. Sperling was President of Apollo Group from its inception until February 1998, Chief Executive Officer of Apollo Group until August 2001, and Chairman of the Board until June 2004. Prior to his involvement with Apollo Group, from 1961 to 1973, Dr. Sperling was a professor of Humanities at San Jose State University where he was the Director of the Right to Read Project and the Director of the NSF Cooperative College-School Science Program in Economics. At various times from 1955 to 1961, Dr. Sperling was a member of the faculty at the University of Maryland, Ohio State University and Northern Illinois University. Dr. Sperling received his Doctor of Philosophy from Cambridge University, a Master of Arts from the University of California, Berkeley, and a Bachelor of Arts from Reed College. Dr. Sperling is the father of Peter V. Sperling.	86

Brian E. Mueller President	Brian E. Mueller became President and a director of Apollo Group in January 2006 and has been with Apollo Group since 1987. Mr. Mueller served as Chief Operating Officer of Apollo Group from December 2005 to January 2006, Chief Executive Officer of UPX Online from March 2002 to November 2005, and Chief Operating Officer and Senior Vice President of UPX Online from May 1997 to March 2002. Mr. Mueller served as Vice President/Director of UPX, San Diego, from 1995 to 1997, and Vice President/Director of UPX, New Mexico, from 1993 to 1995. From 1990 to 1993 he was Director of Enrollment of UPX, Phoenix Campus, and before that, he was an Enrollment Advisor of UPX, Phoenix. From 1983 to 1987, Mr. Mueller was a Professor for Concordia University. Mr. Mueller currently serves on the Board of Directors of the Greater Phoenix Economic Council. Mr. Mueller received his Master of Arts in Education and his Bachelor of Arts in Education from Concordia University.	54

	Principal Occupation of the Executive Officers
Name and Position	During the Past Five Years	Age

Terri C. Bishop Chief Communications Officer and Senior Vice President	Terri C. Bishop has served as Chief Communications Officer and Senior Vice President of Public Affairs of Apollo Group since 1999, overseeing public and government relations. Except for her service as Executive Vice President of Convene International, an education software company, from 1998 to 1999, Ms. Bishop has been with the Apollo Group since 1982 and during that time she has served in the areas of institutional licensure and accreditation, curriculum development, institutional research and online learning. She was the founding director of UPX Online, providing oversight during its first 10 years of start up and development. Ms. Bishop received her Master of Arts in Human Relations and Organizational Management from UPX.	54

Gregory W. Cappelli Executive Vice President, Global Strategy and Assistant to the Executive Chairman	Gregory W. Cappelli was appointed Executive Vice President of Global Strategy and Assistant to the Executive Chairman in April 2007 and became a director in June 2007. Before joining Apollo Group, Mr. Cappelli spent 10 years as a research analyst for Credit Suisse, where he most recently served as Managing Director and Senior Research Analyst and founded the Credit Suisse Global Services Teams. Before joining Credit Suisse, Mr. Cappelli was Vice President and Senior Research Analyst with ABN AMRO. He holds his Bachelor of Arts in Economics from Indiana University and his Master of Business Administration from the Brennan School of Business at Dominican University.	40

Joseph L. D’Amico Executive Vice President and Chief Financial Officer	Joseph L. D’Amico was appointed Executive Vice President and Chief Financial Officer in June 2007. He had been serving in the role of Chief Financial Officer since December 8, 2006 as a consultant. Prior to joining the Company, Mr. D’Amico was a senior managing director of FTI Palladium Partners, an interim management company and a division of FTI Consulting, Inc. Prior to joining FTI in August 2002, he was a partner with PricewaterhouseCoopers LLP for 21 years where he served in leadership roles in the firm’s Financial Advisory Services group as well as having served as an audit partner earlier in his career, responsible for public and privately held companies. Mr. D’Amico is a Certified Public Accountant and a Certified Insolvency and Restructuring Advisor. He received his Master of Business Administration from the University of Chicago and his Bachelor of Science in Accountancy from the University of Illinois at Urbana-Champaign.	58

Larry A. Fleischer Vice President of Finance	Larry A. Fleischer has served as Vice President of Finance of Apollo Group since 1995 and has been with Apollo Group since 1981. From 1981 to 1995 he held various positions with UPX and in Apollo Group’s corporate accounting department. Mr. Fleischer received his Bachelor of Science in Accounting from Arizona State University and his Master of Business Administration from UPX. He is a Certified Public Accountant.	52

	Principal Occupation of the Executive Officers
Name and Position	During the Past Five Years	Age

Dr. Elmont Adam Honea Provost and Senior Vice President for Academic Affairs	Dr. Elmont Adam Honea has been Provost & Senior Vice-President for Academic Affairs, University of Phoenix, since March 1, 2007. Dr. Honea’s association with University of Phoenix began as a faculty member in 1991, progressed to Associate Dean in 1998, and then became Dean of the College of Information Systems & Technology in 1999. Dr. Honea has a Doctor of Philosophy from Stanford University.	62

Dr. J. Jorge Klor de Alva Senior Vice President for Academic Excellence and Director of the University of Phoenix National Research Center	Dr. J. Jorge Klor de Alva became Senior Vice President for Academic Excellence and Director of the UPX National Research Center in August 2007; earlier, since November 2005, he was President of Latin America Operations. Between 2001 and 2005 he was Chairman and CEO of Apollo International, Inc. Previously he was President of UPX and a Senior Vice President of Apollo Group since February 1998 and before that Vice President of Business Development since 1996. From 1991 to 2003 he was a director of Apollo Group. He was Class of 1940 Professor at the University of California, Berkeley, from 1994 to 1996 and Professor at Princeton University from 1989 to 1994. From 1971 to 1989, he taught at State University of New York, Albany, the University of California, Santa Cruz, and San Jose State University. Dr. Klor de Alva received a Bachelor of Arts and a Juris Doctor from the University of California, Berkeley, and a Doctor of Philosophy from the University of California, Santa Cruz.	59

W. Stan Meyer Vice President of Marketing	W. Stan Meyer has been Vice President of Marketing of Apollo Group since June 2006 and has been with Apollo Group since August 2002. Mr. Meyer previously served as a Regional Vice President of UPX and Division Director of Axia College and of the School of Advanced Studies. From 1983 to 2002, Mr. Meyer held several positions with the Concordia University System including director for the Concordia University’s education network. Mr. Meyer holds both a Doctor of Education in Institutional Management and a Master of Business Administration from Pepperdine University. He earned his Bachelor of Arts in Communications from Concordia University, Nebraska.	47

Joseph N. Mildenhall Chief Information Officer	Joseph N. Mildenhall has served as Chief Information Officer since April 2007 and has been with Apollo Group since 1999. Previously, Mr. Mildenhall held the title of Vice President of Information Technology from January 2006 to April 2007. From 1998 until 2006, Mr. Mildenhall directed the design, development and deployment of the UPX student and faculty Internet portal and the online education environment supporting the rapid growth of UPX Online. From 1979 to 1998, Mr. Mildenhall held increasingly responsible roles in software development at J&K Computer Systems, which was acquired by National Computer Systems in 1988. Mr. Mildenhall holds his Master of Business Administration from UPX and his Bachelor of Science in Accounting from Brigham Young University.	54

	Principal Occupation of the Executive Officers
Name and Position	During the Past Five Years	Age

P. Robert Moya Senior Vice President and General Counsel	P. Robert Moya has served as Senior Vice President and General Counsel since September 2007. From 1991 to September 2007, Mr. Moya was a Partner and, more recently Of Counsel, in Quarles & Brady LLP, a Wisconsin based national firm. Previously, Mr. Moya served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary at Tempe-based Insight Enterprises, Inc., a $3 billion corporation with operations in the United States, Canada and the United Kingdom. Earlier in his career, Moya was a partner with the law firms of Gaston & Snow and Lewis and Roca. Mr. Moya holds his Bachelor of Arts from Princeton University and his Juris Doctor from Stanford Law School.	63

Dr. William J. Pepicello President, University of Phoenix, Inc.	Dr. William J. Pepicello became President of UPX in June 2006 and was made Provost in January 2006. Dr. Pepicello has been with UPX since 1995. Dr. Pepicello served as Vice Provost for Academic Affairs from 2003 to 2006 and Dean of the School of Advanced Studies from 2002 to 2003. From 2000 to 2002, Dr. Pepicello was President of University of Sarasota and then Chief Academic Officer of American Intercontinental University. From 1995 to 2000, he was Dean of the College of General and Professional Studies and also held the position of Vice President of Academic Affairs of UPX. Dr. Pepicello holds both a Master of Arts and a Doctor of Philosophy in Linguistics from Brown University and his Bachelor of Arts in Classics from Gannon University.	58

Dianne M. Pusch Executive Vice President	Dianne M. Pusch was appointed Executive Vice President of Apollo Group in April 2007. Ms. Pusch has been with Apollo Group since 1988, having served most recently as Senior Regional Vice President. She has also been Vice President/Director, Associate Director and Director of Operations of UPX, Southern California. Ms. Pusch has served on the faculty of UPX since 1995. Ms. Pusch received her Master of Business Administration from UPX and her bachelor’s degree from Southern Illinois University.	49

Brian L. Swartz Senior Vice President, Finance and Chief Accounting Officer	Brian Swartz was appointed Chief Accounting Officer in February 2007 and Senior Vice President, Finance in June 2007. Mr. Swartz was Vice President, Corporate Controller and Chief Accounting Officer from February to June 2007. Prior to joining the Company, Mr. Swartz was with EaglePicher Incorporated from 2002 to 2006, as its Vice-President and Corporate Controller. At EaglePicher, Mr. Swartz was an integral member of their senior management team and successfully guided the company through a bankruptcy restructuring. From 1994 to 2002, Mr. Swartz was at Arthur Andersen LLP where he had primary responsibilities in international audit and due diligence projects. He graduated from the University of Arizona with a Bachelor of Science in Accounting and was a member of the Warren Berger Entrepreneurship Program. Mr. Swartz is a Certified Public Accountant.	34

	Principal Occupation of the Executive Officers
Name and Position	During the Past Five Years	Age

Diane L. Thompson Chief Human Resources Officer	Diane L. Thompson has served as Chief Human Resources Officer since March 2006 and has been with Apollo Group since September 1997. Ms. Thompson held the position of Vice President/Counsel of Human Resources from October 2000 to March 2006 and Director of Human Resources from 1998 to 2000. Prior to her tenure with Apollo Group, Ms. Thompson was a Deputy County Attorney in the Pima County Attorney’s Office employment division. Ms. Thompson received her Bachelor of Science in Special Education, her Master of Arts in Women’s Studies and her Juris Doctor from the University of Arizona.	52

OUR CORPORATE GOVERNANCE PRACTICES

At Apollo Group, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Monitoring Board Effectiveness	It is important that our Board of Directors and its Committees are performing effectively and in the best interests of the Company and its shareholders. The Board of Directors and each Committee are responsible for annually assessing their effectiveness in fulfilling their obligations. In addition, our Nominating and Governance Committee is charged with annually reviewing the Board of Directors and its membership.

Conducting Formal Independent Director Sessions	The independent Directors meet regularly in executive session without Apollo Group management or any non-independent Directors.

Hiring Outside Advisors	The Board and each of its Committees may retain outside advisors and consultants of their choosing at the Company’s expense, without management’s consent.

Avoiding Conflicts of Interest	Apollo Group expects its Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Apollo Group’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances to Apollo Group and its shareholders, Apollo Group has adopted a Code of Business Conduct and Ethics which provides clear conflict of interest guidelines to its employees, as well as an explanation of reporting and investigatory procedures. The Code of Business Conduct and Ethics is available on the Company’s website at:
http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Providing Transparency	Apollo Group believes it is important that shareholders understand our governance practices. In order to help ensure transparency of our practices, we have posted information regarding our corporate governance procedures on our website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx.

Communications with the Board of Directors	Although Apollo Group does not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to the Company at Apollo Group, Inc., Attention: Investor Relations, 4615 East Elwood Street, Phoenix, Arizona 85040. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

OUR CORPORATE GOVERNANCE PRACTICES

Code of Business Conduct and Ethics	We have adopted a Code of Business Conduct and Ethics that applies to all employees, including our directors, executive officers, and all members of our finance department, including the principal financial officer and principal accounting officer. This code of ethical conduct is available on the Company’s website at http://www.apollogrp.edu/CorporateGovernance/CorporateGovernance.aspx. If the Company makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or certain other senior officers and requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons for the amendment or waiver on our website, http://www.apollogrp.edu and, as required by Nasdaq, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.

Controlled Company	We are a “Controlled Company” as defined in Rule 4350(c) of the Marketplace Rules of The NASDAQ Stock Market LLC, because more than 50% of the voting power of Apollo Group is held by the John Sperling Voting Stock Trust. As a consequence, we are exempt from certain requirements of Marketplace Rule 4350, including that (a) our Board be composed of a majority of Independent Directors (as defined in Marketplace Rule 4200), (b) the compensation of our officers be determined by a majority of the independent directors or a compensation committee composed solely of independent directors and (c) nominations to the Board of Directors be made by a majority of the independent directors or a nominations committee composed solely of independent directors. However, Marketplace Rule 4350(c) does require that our independent directors have regularly scheduled meetings at which only independent directors are present (“executive sessions”) and IRC Section 162(m) does require a compensation committee of outside directors (within the meaning of Section 162(m)) to approve stock option grants to executive officers in order for us to be able to deduct the stock option grants as an expense. Notwithstanding the foregoing exemptions, we do have a majority of independent directors on our Board of Directors and we do have a Compensation Committee and a Nominating and Governance Committee composed of independent directors.

Certain Relationships and Related Transactions	Such relationships are described in full in Note 13 of our financial statements, which are included in our Annual Report.

Ensuring Auditor Independence	Apollo Group has taken a number of steps to ensure the continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, which is required to approve in advance or reject any non-audit services proposed to be conducted by our outside auditors.

COMPENSATION DISCUSSION AND ANALYSIS

I. Our Compensation Philosophy and Objectives
     The Company’s compensation program for executive officers, which has been endorsed by the Compensation Committee of the Board of Directors, is designed to enhance shareholder value by tying a significant portion of executive officer compensation to the Company’s overall performance, as reflected in the value of the Company’s Class A common stock. In order to achieve that goal, the general objective of the Company is to target total cash compensation (base pay plus bonus) to the 50th percentile of peer companies and to target total compensation (which includes the annualized value of long-term equity awards) to the 75th percentile of peer companies. The Company’s policy is further designed to develop and administer programs that will:
•	attract and retain key executives critical to the Company’s long-term vision and success,

•	provide compensation levels that are competitive with others in the Company’s peer group, as that peer group is identified by the Compensation Committee from time to time, and

•	motivate executives to enhance long-term shareholder value, with emphasis on growth, productivity, profitability and operating margins.
II. Role of the Compensation Committee
A. General
     During the 2007 fiscal year ended August 31, 2007, the Compensation Committee was comprised of three independent members of our Board of Directors. On October 5, 2007, Dr. Herberger replaced Mr. Zimmer on the Compensation Committee and was appointed the Chair of the Compensation Committee. The Compensation Committee was subsequently increased to four independent members on December 14, 2007 when Dr. Kirschner was added to the committee. The Compensation Committee reviews and approves the compensation of the Company’s executive officers, including their base salaries, incentive bonus programs and long-term equity awards, and administers other executive benefit plans in which they participate. The Compensation Committee, in consultation with the independent compensation consultants it has retained, analyzes the reasonableness of the compensation paid to those executives and evaluates the effectiveness of the programs in achieving compensation objectives. Pages 10 through 14 of this Information Statement contains a list of our executive officers.
     The Acting Executive Chairman or other senior executive officers may, from time to time, attend the meetings of the Compensation Committee at which compensation issues involving executive officers are discussed. However, decisions regarding executive officer compensation are made solely by the Compensation Committee based on its deliberations and input from its independent compensation consultants. The Compensation Committee meets solely in executive session to approve the final compensation decisions relating to the Acting Executive Chairman and the President. Decisions regarding the other executive officers are typically made by the Compensation Committee after considering recommendations from the Acting Executive Chairman and the President and the market data analysis provided by the independent compensation consultants (whose role is described in the next section).

     The Compensation Committee’s functions are more fully described in its charter which has been approved by our Board of Directors. The charter can be viewed, together with any future changes that may occur, on our website at www.apollogrp.edu at “INVESTOR RELATIONS—Corporate Governance.”
B. Interaction with Compensation Consultants
     In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consulting firm. With respect to 2007 and 2008 fiscal year compensation, the Compensation Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package of the Acting Executive Chairman, the President and the other executive officers. In addition, Pearl Meyer & Partners has assisted the Compensation Committee with related projects, such as evaluating non-employee director compensation levels, advising with respect to the design of executive compensation programs, preparing compensation disclosure for inclusion in the Company’s shareholder information statements and performing related tasks.
     The Compensation Committee retains Pearl Meyer & Partners directly, although in carrying out assignments, Pearl Meyer & Partners also interacts with Company management to the extent necessary and appropriate. However, Pearl Meyer & Partners has not been retained to perform any consulting or advisory services for Company management, except for a few limited situations in which market data was provided, with the knowledge of the Compensation Committee, to management with respect to certain executive positions.
C. Special 2007 Fiscal Year Circumstances
     During the fiscal year ended August 31, 2007, the Compensation Committee met numerous times from March through July to discuss and ultimately determine the various elements of the compensation package to be provided each executive officer for that year and the succeeding fiscal year. Since all the members of the Compensation Committee were new to the committee in 2007 and the 2007 fiscal year represented the first year they had engaged in the compensation setting process, the members of the Compensation Committee unanimously concluded that a full review of the compensation programs in effect for the then current executive officers was appropriate. In addition, in several cases during the 2007 fiscal year, an executive officer was first joining the company as an employee or had only recently become an executive officer or there had been significant changes in the responsibility of the officer. As a result, there were no prior internal compensation levels to serve as data points for their compensation packages for the 2007 fiscal year, and the Compensation Committee had to work closely with its independent compensation consultants to analyze the relevant market data and determine the appropriate level of compensation for those individuals.
III. Compensation Structure
A. Pay Elements — Overview
     The Compensation Committee utilizes three main components to compensate the executive officers:
•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise and individual performance.

•	Annual Incentive/Bonus — variable cash compensation that is designed to reward executives, taking into account both Company performance, and, in certain cases, individual performance.

•	Long-Term Incentives — stock-based awards, including both stock options and restricted stock units (RSUs).
B. Pay Mix
     The Compensation Committee believes that the particular elements of compensation identified above provide a well-proportioned mix of security-oriented compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards designed to accomplish the Company’s major compensation objectives. By following this portfolio approach, the Compensation Committee provides the executive officer with a measure of security in the minimum level of compensation he or she is eligible to receive through base pay, while the annual and long-term incentive components of the compensation package are designed to motivate the executive officer to focus on the business metrics that will produce a high level of performance for the Company corresponding to increases in shareholder value and long-term wealth creation for the executive, as well as reducing the risk of loss of top executive talent to competitors.
     The various components of the compensation packages for the executive officers are described in more detail below. Those components are weighted heavily toward at-risk pay. When the equity compensation awards made during the 2007 fiscal year and the projected annual target bonuses for the 2008 fiscal year are taken into account, the aggregate base pay for Dr. Sperling and Messrs. Mueller, Cappelli and D’Amico for fiscal year 2008 (the year ending August 31, 2008) are projected to comprise on average approximately 12% of the value of the aggregate compensation opportunities (base pay, target annual incentives, long-term incentives) provided them for that year. This ratio contrasts to approximately a 19% ratio of base salary to aggregate compensation opportunities for comparable positions based on market data derived from proxy statement data for the comparator companies in the peer group identified in Section III.C below and other relevant survey data and calculated at the median level of the compensation data provided for such positions. Such calculation is based on the average annualized value of the long-term equity awards made to those four executive officers in fiscal 2007 but does not include the RSU awards made to Mr. Cappelli and Mr. D’Amico to compensate them for forfeited compensation opportunities at their former employers. With respect to other executive officers, base pay comprises approximately 21% of their projected total compensation opportunities for the 2008 fiscal year. This contrasts to approximately a 40% ratio for comparable positions based on the same market data used for the named executive officers above. This pay mix is consistent with the overall pay-for-performance philosophy for the executive officers.
C. Pay Levels and Benchmarking
     Overall compensation levels for executives are determined based on a number of factors, including the individual’s duties and responsibilities within the Company, the individual’s experience and expertise, the compensation levels for peers within the Company, compensation levels in the marketplace for similar positions, performance of the individual and the Company as a whole, and the level of compensation necessary to recruit the executive in the case of new hires. In determining such compensation levels, the Compensation Committee considers all forms of compensation and benefits.

     In order to determine competitive compensation practices, the Compensation Committee relies on compensation data provided by Pearl Meyer & Partners. The data is derived principally from surveys of compensation practices of comparable companies, including general survey data and data developed from public filings by selected companies that the Compensation Committee considers appropriate comparators for the purposes of developing executive compensation benchmarks. The selection of the comparator companies is periodically reviewed by the Compensation Committee.
     The Compensation Committee worked with its independent compensation consultants to develop a list of comparator companies for the purpose of benchmarking executive compensation. This task was complicated by the fact that the Company is the largest publicly held, for-profit provider of education in the country and much larger than its public company competitors. While the Compensation Committee examined data from the education group peers, it determined that it was more appropriate to benchmark compensation for executive officers against companies that were similar in size when compared to revenues and market capitalization. In choosing peer companies, the Compensation Committee looked for similarly-sized, highly-successful service-based businesses whose executives possessed: sophisticated brand management experience; significant marketing/advertising experience (including the use of the Internet); experience with large employee populations; Internet related content and transaction experience; nationwide retail presence; and consumer, rather than business, service experience. Initially, companies were selected from the consumer, commercial, and financial services industries based on revenue (generally between $1 and $3 billion) and high price-to-sales multiples. Peer companies were then selected based on the criteria listed above. The following companies, along with survey data, were used for benchmarking purposes:
     Autodesk, Inc.
     E*Trade Financial Corp.
     Expedia, Inc.
     Expeditors Int’l of Washington, Inc.
     Fiserv, Inc.
     International Game Technology
     Intuit, Inc.
     Laboratory Corp. of America Holdings
     Sabre Holdings Corp.
     TD Ameritrade Holding Corp.
     The E.W. Scripps Co.
     The Washington Post Co.
     In determining that the selected companies formed an appropriate peer group, the Company compared its financial performance to that of the peer group companies. The Company’s one-year performance (for the fiscal year ended 8/31/06) was above the peer group median for some measures (operating margin and return on equity) and below the peer group median for other measures (revenue growth, operating income growth, and net income growth). Over a five-year period, however, the Company performed at the 75th percentile or above when measured against those companies with respect to all five measures. Total shareholder return over the one-, three-, and five-year periods ending March 30, 2007 was, however, below median (in that regard, it should be noted that the Company’s share price at March 30, 2007 was $43.90, which is substantially below its current price).
     After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee made decisions regarding each individual executive’s target total compensation opportunities based on Company and individual performance and the need to attract, motivate and retain an experienced and effective management team. The Compensation Committee examined the relationship of each executive’s base salary, target annual incentive opportunity, and long-term equity incentives to the comparable market data at the 50th and 75th percentiles. Total compensation for specific individuals will vary based on a number of factors in addition to Company and individual performance, including scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a replacement executive.
     In making compensation decisions for the named executive officers, the Compensation Committee’s general objective was to set target total cash compensation (base pay plus bonus) for these officers at approximately the 50th percentile of the survey data and target total compensation (which includes the annualized value of long-term equity awards) at approximately the 75th percentile of the survey data. This positioning reflects, among other things, the Company’s strong five-year performance relative to its peer group. Actual compensation decisions for the named executive officers were, however, influenced by a variety of additional factors, including considerations of horizontal equity among the named executive officers, the negotiations that led to the hiring of new named executive officers during the year, and the fact that the value of the stock option and RSU grants originally proposed for certain named executive officers, as measured in terms of the Black-Scholes formulas utilized for comparative compensation purposes, increased during the compensation setting process (which extended over several months) because of increases in the stock price of the Company’s Class A common stock during the process, although the number of shares subject to each award remained constant. Accordingly, while the actual total cash compensation for each named executive officer was at or below the 50th percentile, total direct compensation for a number of the named executive officers for the 2008 fiscal year was above the 75th percentile of the survey data.
D. Compensation Decisions — Details
     (1) Base Salary
     Base salaries are set with regard to the level of the individual’s position within the Company and the individual’s current and sustained performance results. The base salary level, and any increases or decreases to that level, for each executive officer, is reviewed each year by the Compensation Committee, and such adjustments may be based on factors such as the overall performance of the Company, new duties and/or responsibilities assumed by the executive, the overall performance of the executive’s area of responsibility, the executive’s impact on strategic goals, and length of service with the Company. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. Although salaries are generally targeted at market median, based on the Company’s peer group and relevant compensation survey data (as discussed above), the Compensation Committee may also take into account the previous level of base pay, duties that may go beyond the individual’s title, potential as a key contributor, and special recruiting situations.
     The Compensation Committee had previously determined base pay levels for executive officers in May 2006 and decided to continue these base pay levels through August 31, 2007 because they were in line with the relevant market data. Accordingly the deliberations with respect to base pay levels for executive officers conducted during the fiscal year ended August 31, 2007 were with respect to the levels of base pay to be effective as of September 1, 2007. Base pay deliberations during the 2007 fiscal year were conducted over a 3-month period between March and May of that year and culminated in the Compensation Committee setting levels of base pay for executive officers at its May 30, 2007 meeting. The resulting base pay levels became effective as of September 1, 2007, the start of the 2008 fiscal year.
     The Compensation Committee determined base pay levels for the executive officers through a process that took into account recommendations of senior management and input with respect to these recommendations from its compensation consultants. This input, among other things, provided data to the Compensation Committee as to how the proposed levels of base pay compared to market data with respect to comparable positions. The final levels of base pay that emerged as a result of these deliberations were generally in the 50th percentile range, as determined by market data with respect to comparable positions.
     In addition, several of the named executive officers were hired pursuant to employment agreements during the 2007 fiscal year and the level of salary for these officers was determined as part of the overall process of negotiating employment agreements with them. Each of the employment agreements with the new executive officers was approved by the Compensation Committee and by the Board of Directors. The following named executive officers have employment agreements that specify their level of base salary:
     Dr. John Sperling. In December 1993, the Company entered into an employment agreement with Dr. John G. Sperling. The initial term of the employment agreement was for four years, but the agreement automatically renews for successive one-year periods thereafter. Effective March 1, 2006, the Compensation Committee increased Dr. Sperling’s annual salary to $850,000. This salary is subject to annual review by the Compensation Committee.
     Greg Cappelli. Mr. Cappelli is our Executive Vice President, Global Strategy and Assistant to the Executive Chairman. His employment agreement, which was effective March 31, 2007, has a term of four years and provides for a minimum annual base salary of $500,000.
     Joe D’Amico. Mr. D’Amico is our Executive Vice-President and Chief Financial Officer. Prior to June 15, 2007, he provided services to the Company as the Chief Financial Officer in a consultant capacity pursuant to a service contract between the Company and FTI Palladium Partners. In June 2007, Mr. D’Amico received an offer of employment from the Company to serve as its full-time Chief Financial Officer. Mr. D’Amico decided to accept such offer and accordingly resigned from FTI Palladium Partners on June 15, 2007. His employment agreement with the Company, which was effective June 15, 2007, has a term of three years and provides for a minimum annual base salary of $500,000.
     The following table sets forth the base salaries of our named executive officers as of September 1, 2007 and the base pay previously in effect.

Officer	Current Base Salary	Previous Base Salary
Dr. Sperling	$850,000	$850,000
Brian Mueller	$500,000	$500,000
Greg Cappelli	$500,000	New hire
Joseph D’Amico	$500,000	New hire[1]
Terri Bishop	$350,000	$350,000

(1)	Prior to June 15, 2007 Mr. D’Amico served as the Company’s Chief Financial Officer in a consultant capacity pursuant to a service contract between the Company and FTI Palladium Partners. FTI Palladium Partners was paid $130,000 a month for making Mr. D’Amico’s services available under such arrangement.

     (2) Annual Cash Incentive Programs
     Bonus Structure for John Sperling and Brian Mueller. The 2007 fiscal year performance targets under the Apollo Executive Annual Bonus Plan, in which Dr. Sperling and Mr. Mueller participated, were set in terms of quarterly financial objectives. The target bonus was set at 100% of each executive’s base pay.
     The amount of the bonus earned by each of them for the 2007 fiscal year was computed by comparing the Company’s revenue and pre-tax income (excluding unusual, non-recurring items and the effects of acquisitions) for each fiscal quarter in the 2007 fiscal year to the corresponding amount for each quarter in the preceding fiscal year. 50% of the bonus is dependent on each component.
     Under the program, if the revenue for any quarter in the 2007 fiscal year was less than the revenue for the corresponding quarter in the preceding fiscal year, no bonus was payable with respect to that performance metric. If the revenue for the applicable 2007 fiscal quarter grew at a rate from 0% to 10% over the revenue for the same quarter in the prior fiscal year, the bonus rose from 0% to 100% of the quarterly target bonus on a pro-rata basis. To the extent revenue for the 2007 fiscal quarter grew at a rate from 10% to 15% over the revenue for the same quarter in the prior fiscal year, the bonus increased from 100% to 125% of the quarterly target bonus on a pro-rata basis. The bonus based on pre-tax income was similarly computed.
     With respect to the 2007 year, the quarterly bonus amounts with respect to the attained levels of revenue and pre-tax income were as follows:

			Percentage
	Percentage		Increase	Pre-tax
	Increase	Revenue	(Decrease) in	Income	Overall
	(Decrease) in	Payout	Pre-Tax	Payout	Payout
Quarter Ended	Revenue	Component	Income	Component	Amount
November 30, 2006	6.2%	62%	(11.3%)	0%	31%

February 28, 2007	6.6%	66%	(23.9%)	0%	33%

May 31, 2007	12.3%	111.5%	8.6%	86%	98.75%

August 31, 2007	14%	120%	36.6%	125%	122.5%
     Bonus for Greg Cappelli. Pursuant to Mr. Cappelli’s employment agreement, his bonus for the 2007 fiscal year was based on his target bonus under that contract, which is 100% of his annual rate of base pay, prorated for the period during which he was employed during that year.
     Bonus for Joe D’Amico. Pursuant to the terms of the negotiated employment agreement between Mr. D’Amico and the Company, he received a guaranteed bonus of $700,000 for the 2007 fiscal year.

     Bonus for Terri Bishop. Ms. Bishop’s bonus opportunity for the 2007 fiscal year was set at 50% of her annual rate of base salary and was divided into four quarterly bonuses tied to both financial and non-financial performance targets for each quarter. The financial target for each quarter was the maintenance of her departmental expenses at or below the budgeted amount for that quarter. Failure to meet the budgeted target was generally intended to result in loss of the entire bonus, although under certain circumstances it was possible to receive a portion of her target bonus (subject to a minimum penalty of 25%) if the performance objective were not met. Her non-financial performance goals varied from quarter to quarter during the 2007 fiscal year and were primarily set in terms of shareholder communications, public relations endeavors and government relations. Her first quarter goals included (i) the completion of the final phases of a “branding” project for the Company’s educational programs and the reconfiguration of the Company’s lobbyist team and (ii) the completion of an internal research project regarding work-related issues and the development of a strategy to address the identified issues. Second quarter goals were tied to communication endeavors, including the implementation of a specific political and regulatory strategy. Third quarter goals were based on (i) public relations activities relating to certain litigation matters involving the Company, including her oversight of the implementation of the public website providing information to the public with respect to those matters, and (ii) her involvement in certain government affairs and alumni projects. Her non-financial performance goals for the fourth quarter included (i) continued oversight of the public website relating to litigation matters and other related public relations activities and (ii) her continued involvement in government and regulatory affairs projects. Ms. Bishop attained her financial and non-financial performance targets each quarter and accordingly earned 100% of her total bonus opportunity for the 2007 fiscal year. In summary, the bonuses payable to the named executive officers for the fiscal year were the following:

Officer	Fiscal Year Bonus
John Sperling	$606,157
Brian Mueller	$356,563
Greg Cappelli	$208,333
Joseph D’Amico	$700,000
Terri Bishop	$175,000
     Bonus Structure for Other Executive Officers. Bonuses for other executive officers for the 2007 fiscal year were generally determined by establishing a target bonus as a percentage of base pay. Specific performance goals were then established for each executive tied to quarterly performance objectives. Bonuses were then computed on a quarterly basis, and the bonus payable for a quarter depended on the degree to which the specified performance goals for that quarter were met. By way of example, if an executive officer’s base pay was $200,000 and his or her target bonus percentage was 50%, he or she could earn a bonus of up to $25,000 for each quarter, depending on his or her achievement of the quarterly performance goals. If the executive had four performance goals for the quarter and they were each equally weighted, the achievement of each goal would result in a bonus of $6,250 for that quarter. The most common target percentage of base pay was 50%, with several executive officers targeted at a lower percentage.

     The performance goals established in the 2007 fiscal year consisted of both financial and non-financial goals. Budgeted consolidated revenue and consolidated profit were set as objectives for several executives. The executive could receive 100%, 75% or 50% of the target bonus, depending on whether the attained level of performance was at 100% or more, 95% or more, or 90% or more of the performance level. For other executive officers, the financial goal was the budgeted profit or loss (for non-revenue producing departments) for their area of responsibility and their failure to meet the budgeted target was generally intended to result in loss of the entire bonus. However, under certain circumstances, it was possible to receive a portion of the targeted bonus (subject to a minimum penalty of 25%) event if the performance goal was not met.
     The non-financial targets for each executive accounted from 15% to 70% of the bonus potential. The specific performance goals were structured to reflect goals unique to the executive’s area of responsibility. The performance goals were all structured as pass-fail objectives in that either the executive met his or her performance goals and received the entire bonus, or he or she received no bonus for the particular performance goal.
     Bonus Plan for the 2008 Fiscal Year.
     At its November 26, 2007 meeting, the Compensation Committee adopted a substantially revised annual bonus plan for the Company’s executive officers to be in effect for the 2008 fiscal year. Both senior management and the Compensation Committee extensively analyzed the 2007 fiscal year bonus plan and concluded that the interests of the Company and its shareholders were better advanced by designing a bonus program for all the executive officers that tied most of the bonus to financial targets that were intended to correlate directly with increases in shareholder value.
     With respect to the Company’s five named executive officers and P. Robert Moya (the Company’s Senior Vice President and General Counsel), the bonus program for the 2008 fiscal year is generally based on the Company’s attainment of certain revenue and operating profit targets, subject to a potential 20% reduction that will be described below. Specifically, there is first established a target bonus for each of these executive officers. The target bonus is 100% of base pay for the six participants, except in the case of Ms. Bishop, where the target is 50% of base pay.
     The actual bonus which each of these officers may earn will range from 0 to 200% of his or her annual target bonus. The actual percentage will be determined based on the Company’s attainment of certain revenue and operating profit goals (as adjusted) which the Compensation Committee has established for the 2008 fiscal year. Specifically, the target, threshold, and maximum goals are the following:

Goal	Threshold	Target	Maximum
Revenue Goal (50% weight)	$2.89 Billion	$2.97 Billion	$3.05 Billion or more
Profit Goal (50% weight)	$735 Million	$770 Million	$805 Million
Pay-Out as % of Target Bonus	50%	100%	200%
     These goals approximate revenue growth of 6% at threshold, 9% at target, and 12% at maximum, and profit growth of 5% at threshold, 10% at target, and 15% at maximum, when compared to the Company’s financial performance for the 2007 fiscal year. The goals have been set solely for purposes of compensating the named executive officers under a program consistent with the

Company’s pay for performance philosophy and do not necessarily reflect the Company’s anticipated or projected financial results for the 2008 fiscal year and are not intended to serve as guidance to the market.
     To illustrate how the 2008 fiscal year bonus plan will function, suppose an executive officer’s base pay was $400,000 and the target bonus was 100% of base pay. In this case, $200,000 of the potential bonus would be based on attainment of the revenue target and the other $200,000 would be based on attainment of the profit target. If, for example, the revenue target were attained at threshold level (so only 50% of the revenue component were payable) and the profit target were attained at maximum level (so that 200% of the profit component were payable), the executive would be entitled to a potential bonus of $500,000 ($100,000 plus $400,000), prior to the Committee’s application of the non-metric criteria described below. No bonus is awarded for a particular component unless there is at least threshold level attainment of that component. For attainment between threshold and maximum, the payout is determined by straight-line interpolation.
     The plan provides for certain adjustments in computing revenue and operating profit. With respect to the revenue target, generally revenue attributable to acquisitions during the 2008 fiscal year will be excluded. With respect to the operating profit component, the following amounts will generally be excluded: stock-based compensation expense accrued pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment” and any other GAAP expense related to equity compensation awards for the 2008 fiscal year; all acquisition costs expensed for the 2008 fiscal year; income or loss attributable to entities acquired during the 2008 fiscal year; any extraordinary, nonrecurring items as determined in accordance with APB Opinion No. 30; and all amounts (including settlement payments, legal fees, costs and other litigation/settlement expenses) expensed during 2008 in connection with the settlement of the litigation matters referred to in Item 3 of the Company’s 10-K for fiscal year 2007.
     In addition, the Compensation Committee has reserved its discretion to reduce the bonus otherwise payable in an amount up to 20%. The factors to be taken into account for each executive include an assessment of the participant’s performance in relation to the strategic goals of the Company (including, in the case of Mr. D’Amico, whether any material weaknesses are required to be reported in the audited financial statements for 2008) and whether one of the performance metrics has been achieved at less than threshold.
     The bonus program, together with the Executive Officer Performance Incentive Plan pursuant to which the bonus program has been adopted, is subject to approval of the holders of the Company’s Class B common stock.
     With respect to executive officers other than the six named above, a similar bonus program has been established. There are two main differences:
     First, the plan for the other executive officers is based on two six-month cycles, that is, the determination of the bonus payable for the first half of fiscal 2008 is determined on the basis of the level at which the revenue and operating profit targets established for that period are attained. The potential bonus for the second half of fiscal 2008 is computed similarly based on the revenue and operating profit targets set for that particular period.
     Second, generally consistent with the other executive officers having less broadly defined areas of responsibility, specific individual performance goals have been established for the other executive officers. Goals have been established for both the first and second half of fiscal 2008. The bonus otherwise payable to these officers can be reduced by up to 20% (or up to 50% in the case of two individuals), depending upon the Compensation Committee’s evaluation of the performance of these executive officers against these specific goals.
     (3) Long-Term Incentives
     In previous years the Company provided long-term incentives to the executive officers in the form of stock options. During 2007 the Compensation Committee undertook an extensive examination of the relative advantages and disadvantages of using stock options as the exclusive long-term equity incentive vehicle for executive officers. The Compensation Committee determined that several features made it desirable to use restricted stock units (“RSUs”) as a component of the long-term equity compensation provided executive officers. These factors included (1) the significant accounting charges that result from stock options and the lack of a direct correlation between those accounting charges and the actual value delivered to the executive officers and (2) the fact that grants limited solely to stock options result in a lack of retention incentives unless the market price of the Company’s’ Class A common stock rises above the exercise price. These considerations led the Compensation Committee to conclude that generally long-term incentives should be delivered to executive officers through a combination of stock options and RSUs. The long-term equity incentives for the 2007 fiscal year were generally split between options and RSUs, with 2/3 of the value delivered through options.
     In determining the amount of long-term incentive awards to be made to the executive officers, the Compensation Committee took into account the levels of long-term incentive compensation and total compensation provided to executive officers at the peer group companies. The Compensation Committee also took into account the fact that the Company does not provide any defined benefit pension benefits or other retirement benefits to the executive officers (except Dr. Sperling), other than the 401(k) Savings Plan available to all Company employees, and that for most executive officers of the Company the long-term incentive awards will serve as a primary source for the accumulation of substantial resources to fund their retirement income. In addition, the executive officers will have to retain a significant portion of the shares acquired through these long-term awards in order to comply with the stock ownership guidelines discussed below in Section VIII.
     For the 2007 fiscal year, the Compensation Committee decided to structure the long-term incentive awards as multi-year grants that would be in lieu of a series of separate grants made to the executive officers over the next several years. The Compensation Committee thought such multi-year awards appropriate in the light of certain significant events that had occurred over the preceding 18 months, including the need to restate prior financial statements and delay the release of current financial statements, significant litigation against the Company, and the resignation of several non-employee directors and executive officers associated with these events. Under such circumstances the Compensation Committee concluded that a multi-year grant was both an appropriate incentive and a signal that the Company had transitioned to a more stable environment. A multi-year grant was also considered more consistent with the structure of the stock option grant made to Mr. Cappelli under the terms of his employment agreement. Accordingly, in computing the size of the grants, the Compensation Committee utilized market data for the peer group to compute the size of the grants for Dr. Sperling and Mr. Mueller based on the annual grants that would otherwise be made to them over a four-year period and to compute the size of the grant to the other executive officers based on grants over a two-year period. Mr. D’Amico’s grant was determined as part of the negotiation process surrounding his employment agreement and was also structured as a multi-year grant measured over a three-year period of employment.
     The long-term equity incentives granted to the named executive officers with respect to the 2007 fiscal year were the following:

				Replacement
Officer	Stock Options (a)		RSUs (b)	Grants/Bonus
John Sperling	334,000		50,000
Brian Mueller	668,000		100,000
Greg Cappelli	1,150,769	(c)		113,896 RSUs (c)
Joseph D’Amico	500,000			60,000 RSUs (c)
Terri Bishop	90,000		14,000

(a)	All options were granted July 3, 2007, except 1,000,000 of Mr. Cappelli’s options were granted May 25, 2007; another 149,711 of his options were granted September 4, 2007; and the remaining 1,058 options were granted October 5, 2007.

(b)	All RSUs were awarded July 3, 2007, except Mr. Cappelli’s RSUs were awarded on September 4, 2007. Mr. Cappelli’s award was delayed because of the limitation on the maximum number of shares for which awards may be made under the Company’s 2000 Stock Incentive Plan to any one individual in a single fiscal year. Mr. Cappelli had previously received an option grant for the maximum number of shares during the 2007 fiscal year in connection with his commencement of employment.

(c)	The number of shares of Class A common stock subject to the RSU awards made to Messrs. Cappelli and D’Amico were intended to compensate them for certain payments and benefits they forfeited when they terminated their employment with their former employers in connection with their commencement of employment with the Company. In addition, 150,769 of the stock options granted to Mr. Cappelli were issued, as required by his employment agreement, in order to compensate him for the fact that the Company was unable to grant any options to him on his start date because the Company was not current at that time with respect to its reporting obligations under the federal securities laws.
          (a) Option grants
     In general, the stock option grants made to the executive officers during the 2007 fiscal year will vest in four equal annual installments over a four-year period of service measured from the grant date (or, for Mr. Cappelli, over a four-year period measured from his hire date) and have a maximum term of six years. However, the option grant made to Mr. D’Amico will vest in three equal annual installments over a three-year period measured from his hire date and will have a maximum term of four years. All options will immediately vest upon certain changes in control or ownership of the Company, and the options awarded to certain executive officers have additional vesting acceleration provisions tied to the termination of their employment under certain circumstances. Otherwise, the unvested portion of the option will be forfeited upon the executive officer’s cessation of employment prior to the completion of the applicable vesting schedule.
          (b) RSU grants
     Each RSU represents the right to receive a share of the Company’s Class A common stock when the vesting requirements for that unit have been satisfied. The RSUs awarded to the executive officers during the 2007 fiscal year, including the RSU awards made to Messrs. Cappelli and D’Amico pursuant to their employment agreements, have both performance-vesting and service-vesting components. Accordingly, none of the awarded RSUs will vest unless the Company’s net income, after tax expense, for the 2008 fiscal year is at least $250 million, excluding all acquisition costs and other extraordinary items. This performance-vesting component will allow the RSUs to qualify as performance-based compensation that is not subject to the deduction limits of section 162(m) of the Internal Revenue Code (see IX below). If that performance goal is met, then each of the executive officers will generally vest in his or her RSU award in four equal installments over a four-year period of service measured from September 1, 2007 (or, for Mr. Cappelli, over a four-year period measured from his hire date and, for Mr. D’Amico, over a three-year period measured from his hire date). However, all the RSUs will immediately vest upon certain changes in control or ownership of the Company, and certain executive officers have additional vesting acceleration provisions tied to the termination of their employment under certain circumstances.
     (4) Other Executive Benefits, including Perquisites and Retirement Benefits
     Executives are entitled to the same employee benefits generally available to all full-time employees (subject to fulfilling any minimum service period). This would include elements such as the vacation and health and welfare benefits generally available to all employees and participation in the Company’s 401(k) Savings Plan and Employee Stock Purchase Plan. In designing these elements, the Company seeks to provide an overall level of benefits that are competitive with those offered by similar companies in the markets in which the Company operates.
     In addition, certain perquisites are made available to certain named executive officers. These include the use of Company-provided automobiles (including reimbursement of fuel and maintenance costs), personal tax consulting services, housing allowances, reimbursement of certain personal travel expenses and, for a portion of the 2007 fiscal year, use of Company-paid pilots on certain personal flights taken by Dr. Sperling on planes leased at his own expense. In light of the important contributions which Dr. Sperling and Mr. D’Amico have made to the Company and are expected to continue to make in the future and in the context of their overall compensation packages, the Company believes that the personal travel perquisites provided to those two named executive officers represent reasonable costs to the Company. The Company also believes that the remaining perquisites provided to its named executive officers are common among executives of other companies with which the Company competes for executive talent. In addition, the use of such perquisites (in lieu of salary increases to compensate for the loss of those benefits) avoids the increased costs that would otherwise occur with respect to certain other benefits based on the level of an executive’s base salary. Further details regarding these benefits are contained in the Summary Compensation Table and accompanying footnotes that appear later in this Information Statement.
     The Company believes that these particular plans and programs provide a valuable recruiting and retention mechanism for its executives and enable the Company to compete more successfully for qualified executive talent.
F.	Conclusion
     The final level and mix of compensation determined by the Compensation Committee for the 2007 and 2008 fiscal years was considered within the context of both the objective data from its competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages for the named executive officers is within the competitive range of practices when compared to the objective comparative data, even where subjective factors have influenced the compensation decisions.

IV.	Timing of Equity Grants
     In previous years certain stock options were mispriced in that the exercise prices were based on the fair market value of the Company’s Class A common stock on dates subsequently determined not to be the correct measurement dates for determining the compensation cost of those options for financial accounting purposes. The Company’s Form 10-K for the fiscal year ended August 31, 2006, describes in detail the circumstances that led to such mispricing.
     In order to avoid the possibility of future mispricing issues, the Compensation Committee Charter has been amended to limit the dates on which equity awards may be made. Specifically, the charter currently provides:
•	All equity awards made by the Compensation Committee (other than new hire grants or formulaic grants) will occur during an open window period beginning with the second and ending no later than the tenth business day following the release of the annual or quarterly financial results or the release of any other significant information relating to the Company’s operations, financial condition or business.

•	Grants to new hires may be authorized by the Compensation Committee at such times as the Committee deems appropriate, including prior to the commencement of employment, but no such grant will have an effective date or be priced prior to the actual commencement date of employment.
     Section 409A of the Internal Revenue Code (and equivalent provisions of certain state income tax laws) imposes a penalty tax on optionees who are granted stock options with below-market exercise prices to the extent those options vest after December 31, 2004. In order to avoid the application of section 409A to certain options granted to the Company’s executive officers and Board members that were determined to be misspriced, the Company entered into agreements with them in December 2006, pursuant to which (i) the exercise price of those options would be increased to the fair market value of the underlying shares on the actual grant dates for those options or (ii) those options would be exercised during the 2007 calendar year. Such action was required to be and was taken before December 31, 2006 with respect to any optionees who were executive officers or Board members at the time the option grants were made to them.
     In July 2007, the Company entered into another set of agreements with its executive officers relating to certain mispriced option grants which were made to them before they became executive officers. Pursuant to those agreements, the exercise price of certain options held by the affected executive officers was increased to the lower of (i) the fair market value per share of our Class A common stock on the actual grant date determined for those options for financial accounting purposes or (ii) the fair market value per share on the date of the agreement, but in no event lower than the existing exercise price in effect for that option. The increased exercise price was necessary in order to avoid adverse tax consequences to such executive officers under Section 409A of the Internal Revenue Code. Under the terms of the applicable agreement, each executive officer will receive a cash bonus from the Company in January 2008 equal to the total increase to the exercise price in effect for his or her amended options. However, Mr. Mueller is the only named executive officer who will receive such a cash bonus. The number of option shares affected by his agreement was 53,828 and the cash bonus he will receive in 2008 to compensate him for the aggregate increase in the exercise price of those option shares will be $30,144.
     The number of aggregate affected shares with respect to the executive officers other than named executive officers was 26,373 and the aggregate amount of cash bonuses and increase in exercise price was $67,797.

     The Compensation Committee believed that the July 2007 agreements were fair and reasonable in light of the fact that the Company implemented a similar program in June 2007 for all employees (other than the executive officers) who held options subject to the section 409A and that none of the executive officers who were parties to the July 2007 agreements were involved in the practices or procedures that resulted in the misdating and misspricing of their option grants.
V.	Adjustment or Recovery of Awards
     The Company has no specific policies to adjust or recoup prior awards. However, under Section 304 of the Sarbanes-Oxley Act of 2002 (also known as the Public Company Accounting Reform and Investor Protection Act of 2002), if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the Securities and Exchange Commission may bring enforcement actions against the CEO and CFO to require them to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during that 12-month period.
VI.	Consideration of Prior Amounts Realized
     The Company’s philosophy is to reward executives for future performance. Accordingly, prior stock compensation gains (option gains or restricted stock or restricted stock units awarded in prior years) are not considered in setting future compensation levels.
VII.	Employment Agreements and Post-Termination Payments

A.	Employment Agreements and Severance Arrangements
     The Company has employment agreements with the following named executive officers: Dr. Sperling and Messrs. Cappelli, and D’Amico. These agreements are summarized in the section of the Information Statement below entitled “Employment Agreements,” and the severance arrangements contained in those agreements are summarized in the section of the Information Statement below entitled “Potential Payments upon Termination or Change in Control.” The Company does not maintain any employment agreements or severance arrangements with any other executive officers, except for Mr. Moya (his employment agreement is an exhibit to the Company’s Form 10-K for fiscal year 2007). The employment agreement with Dr. Sperling was originally executed in December 1993 and has been continually renewed through successive one-year extensions since the expiration date of the original term in December 1997. The employment agreements with Messrs. Cappelli, and D’Amico were each the result of an arm’s-length negotiation between the Company and the executive officer, and the compensation packages provided under those agreements were determined by the Compensation Committee to be fair and reasonable on the basis of the comparative compensation data provided by its independent compensation consultants.
B.	Retirement Programs
     The only general program maintained by the Company that provides retirement benefits is the Apollo 401(k) Savings Plan, a defined contribution plan. However, the Company has entered into a defined-benefit type retirement arrangement with Dr. Sperling which is described below under “Executive Compensation, Pension Benefits.”

C.	Payments Due Upon Termination and/or a Change in Control
     The Company’s supplemental benefit plans and all of its equity compensation plans call for accelerated vesting of options and RSUs in the event of a change in control of the Company. The Compensation Committee believes that this is an appropriate outcome because (1), in some change in control situations, equity of the target company is cancelled (in which case immediate acceleration is necessary in order to preserve the value of the award), and (2), as previously discussed, the Company relies primarily on long-term incentive awards to provide the named executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and the Compensation Committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose.
     Calculations and further explanation of the payments due the named executive officers upon termination of employment and/or a change in control are found under the portion of the Executive Compensation section of this document entitled “Potential Payments Upon Terminations or Change in Control”.
VIII.	Stock Ownership Guidelines and Hedging Policies
     The Company has adopted share ownership guidelines for its executive officers. Messrs. Mueller and Cappelli are expected to hold shares of the Company’s Class A common stock (including shares underlying their RSU awards ) with a market value equal to five times their base salary, Mr. D’Amico is expected to hold shares of Class A common stock (including shares underlying his RSU awards) with a market value equal to three times his base salary, and the other executive officers are expected to hold shares (including RSU awards) with a market value equal to two or three times their base salary. These guidelines are to be satisfied over a five-year period, dating from the May 30, 2007 Compensation Committee meeting at which they were adopted.
     The Company does not have any policy policies prohibiting executives from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
IX.	Impact of Tax and Accounting
     As a general matter, the Compensation Committee takes into the account the various tax and accounting implications of compensation vehicles employed by the Company.
     When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard 123 (revised 2004) (“SFAS 123R”), grants of stock options and RSUs result in an accounting charge for the Company. The accounting charge is equal to the grant date fair value of those securities. For RSUs the accounting cost is generally equal to the fair market value of the underlying shares of Class A common stock on the date of award. That cost is then amortized over the requisite service period. With respect to stock options, the Company calculates the grant date fair value of the option based on the Black-Scholes formula (with an adjustment for possible forfeitures) and amortizes that value as a compensation expense over the vesting period.
     Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly-traded companies such as the Company for compensation paid to the CEO and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The Company’s existing equity compensation plans, including the 2000 Stock Incentive Plan, are structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options granted under those plans should qualify as performance-based compensation not subject to the $1 million limitation. However, the Company has had to apply revised measurement dates to certain stock option grants for financial accounting purposes, and the options with those revised measurement dates may not qualify as performance-based compensation for purposes of Section 162(m). Accordingly, the compensation deemed paid when those options are exercised may be subject to the Section 162(m) limitation. In addition, other awards made under those plans may or may not qualify as performance-based compensation. The RSU awards made during the 2007 fiscal year should qualify as performance-based compensation because none of those awards will vest unless the Company attains a pre-established net income target for the 2008 fiscal year.
     Neither the cash incentive program implemented for Dr. Sperling and Mr. Mueller for the 2007 fiscal year nor the cash incentive programs for the other executive officers were designed to provide bonus payments that would qualify as performance-based compensation under Section 162(m). However, except for Dr. Sperling, the bonuses paid to the executive officers for the 2007 fiscal year were fully deductible by the Company, because the total non-performance based compensation for each such officer for that year did not exceed the $1 million limit. For Dr. Sperling, the portion of his bonuses for the 2007 fiscal year which was not deductible because of such limit was approximately $456,000.
     The Compensation Committee will continue to consider steps that might be in the Company’s best interests to comply with Section 162(m). However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Apollo Group specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
     We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007.

Submitted by:	Roy A. Herberger Jr., Chair*

Dino J. DeConcini

K. Sue Redman

George Zimmer*

Members of the Compensation Committee

*	Dr. Herberger joined the Compensation Committee on October 5, 2007. He replaced George Zimmer, who served on the Compensation Committee from January 12, 2007 to October 5, 2007.

SUMMARY COMPENSATION INFORMATION
The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended August 31, 2007 by the Company’s Principal Executive Officer, Principal Financial Officer, former Principal Financial Officer and each of the Company’s three other most highly compensated executive officers whose total compensation for fiscal year 2007 was in excess of $100,000 and who were serving as executive officers at the end of fiscal year 2007. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for fiscal year 2007 have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

									Change in
									Pension
								Non-	Value and
								Equity	Nonqualified
								Incentive	Deferred	All
Name					Stock	Option		Plan	Compensation	Other
and Principal		Salary	Bonus		Awards	Awards		Compensation	Earnings	Compensation		Total
Position	Year	($)(1)	($)(1)		($)(2)(4)	($)(2)(4)		($)	($)	($)		($)
(a)	(b)	(c)	(d)		(e)	(f)		(g)	(h)	(i)		(j)
John G. Sperling, Ph.D, Founder and Acting Executive Chairman of the Board	2007	850,000	—		219,727	1,292,434		606,157	107,140 (5)	271,966	(6)	3,347,424

Brian E. Mueller, President (Principal Executive Officer)	2007	500,000	—		439,454	3,244,123	(7)	356,563	—	—		4,540,140

Joseph L. D’Amico, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2007	104,167 (8)	700,000	(9)	356,328	482,128		—	—	17,350	(10)	1,659,973

Kenda B. Gonzales, Former Chief Financial Officer	2007	71,154	—		—	15,042,036	(11)	—	—	—		15,113,190

Gregory W. Cappelli, Executive Vice President, Global Strategy and Assistant to the Executive Chairman	2007	208,334	208,333	(12)	1,077,843	3,939,263		—	—	—		5,433,773

Terri C. Bishop, Chief Communications Officer	2007	350,000	—		61,524	853,113		175,000	—	—		1,439,637

(1)	Includes amounts deferred under the Company’s Employee Savings Plan, a tax-qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts shown in columns (e) and (f) reflect the compensation costs recognized in the 2007 fiscal year for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” referred to in this document as SFAS 123(R).

(3)	The amounts shown in column (e) reflect the SFAS 123(R) compensation costs for the 2007 fiscal year attributable to the restricted stock units (“RSUs”) awarded to the named executive officers during that year. The compensation costs are based on the SFAS 123(R) grant date fair value of each RSU award and do not take into account any estimated forfeitures related to service-based vesting conditions. Such grant date fair value has been calculated on the basis of the fair market value of the Company’s Class A common stock on the respective grant date of each RSU award. No RSUs were awarded prior to the 2007 fiscal year.

(4)	The amounts shown in column (f) represent (i) the SFAS 123(R) compensation costs for the 2007 fiscal year attributable to stock options granted to the named executive officers, whether in the 2007 fiscal year or other prior fiscal years, and (ii) with respect to Ms. Gonzales, the financial statement liability recognized under EITF 00-19 as a result of certain extensions of the exercise period of her outstanding options which occurred during the 2007 fiscal year after her separation from service. The SFAS 123(R) compensation costs are based on the SFAS 123(R) grant date fair value of each option grant and do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the SFAS 123(R) grant date fair value of each option grant are set forth in Note 2 to the Company’s consolidated financial statements for the fiscal year ended August 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2007.

(5)	Represents the change in the actuarial present value of Dr. Sperling’s pension benefit payable pursuant to his deferred compensation agreement with the Company dated December 31, 1993.

(6)	Represents (i) fees in the amount of $95,655 for personal accounting and tax planning services paid by the Company on behalf of Dr. Sperling, (ii) $11,711 in fuel, maintenance and insurance costs attributable to Dr. Sperling’s personal use of Company-owned vehicles and (iii) $10,210 relating to personal transportation costs. The Company-owned vehicles provided to Dr. Sperling were fully depreciated by the Company prior to the 2007 fiscal year, and accordingly, there were no other incremental costs incurred by the Company as a result of Dr. Sperling’s personal use of those vehicles. The amount reported in this column also includes $154,390 which represents a portion of the salary, bonus and benefits (including stock-based compensation expense) paid to pilots on the Company’s payroll for the 2007 fiscal year for personal flights taken by Dr. Sperling. Such portion was calculated by multiplying the salary, bonus and benefits paid to such pilots for the 2007 fiscal year by a fraction, the numerator of which is the number of personal use flight miles attributable to Dr. Sperling and the denominator of which is the total flight miles the pilots logged for the 2007 fiscal year. Dr. Sperling paid all other costs with respect to such personal flights, including landing fees and fuel and catering costs. The personal flights were taken by Dr. Sperling on an aircraft leased by a company which Dr. Sperling controls, and no other amounts were billed to Apollo for the personal trips taken by Dr. Sperling on such aircraft. That aircraft was also chartered by Apollo for business trips taken by Dr. Sperling and other Company personnel. Because the pilots on such business trips were provided by Apollo, Apollo was charged less than market rates for such trips. The Company also provides office space and related services to an employee of one of Dr. Sperling’s companies. However, the Company does not believe that any incremental costs have been incurred in connection therewith, and accordingly no additional amount is reflected in the column for such perquisite.

(7)	In connection with the recent review of the Company’s past equity award practices, it was determined that the actual measurement dates that should have been used for financial accounting purposes for certain stock options granted by the Company differed from the measurement dates previously used by the Company in accounting for those grants. Accordingly, the Company and Mr. Mueller agreed on July 28, 2007 to increase the exercise price for each of those options to the lower of (i) the fair market value of the Company’s Class A common stock on the correct measurement date or (ii) the fair market value per share on July 28, 2007, bur in no event lower than the existing exercise price in effect for that option. To compensate Mr. Mueller for such increase, the Company will pay him a bonus in the amount of $30,144 (the total increase to the exercise price in effect for his amended options) in January 2008, and this bonus amount is reflected in the incremental fair value of the amended options. The incremental compensation cost recognized for financial statement reporting purposes for the 2007 fiscal year with respect to the amendment of those options was $16,579 and is included in the SFAS 123(R) compensation cost reported for Mr. Mueller’s options in column (f). Please see footnote 5 to the Grants of Plan-Based Awards table for further information.

(8)	During the portion of the 2007 fiscal year from November 14, 2006 to June 15, 2007, Mr. D’Amico was employed by FTI Palladium Partners and served as Chief Financial Officer in a consultant capacity pursuant to a service contract between the Company and FTI. Pursuant to that agreement, the Company paid FTI Palladium Partners a monthly fee of $130,000 for the use of Mr. D’Amico’s services in such capacity. Such amount is not included in the compensation reported for Mr. D’Amico in the Summary Compensation Table.

(9)	Represents a negotiated bonus paid to Mr. D’Amico pursuant to the terms of his June 5, 2007 employment agreement with the Company.

(10)	Represents (i) a housing allowance provided to Mr. D’Amico at the monthly rate of $2,500 for the portion of the 2007 fiscal year following the June 15, 2007 commencement date of his employment with the Company and (ii) $11,100 of costs reimbursed to him in connection with personal travel to and from the Company’s headquarters in Phoenix, AZ and his personal residence in Chicago, IL. The amount reported in this column does not include any similar housing allowance or reimbursed travel expenses which Mr. D’Amico received from FTI Palladium Partners during the period he served as a consultant to the Company pursuant to the service contract between the Company and FTI Palladium Partners.

(11)	The post-termination exercise period of the vested options held by Ms. Gonzales at the time of her separation from service was extended to give her an additional period of time in which to exercise those options, to the extent those options were in the money at the end of the normal three-month post-termination exercise period. This extension was provided because we were unable, during our financial statement restatement process, to allow option exercises and sales of our Class A common stock to Ms. Gonzales and other employees in compliance with the applicable registration requirements of the Securities Act of 1933, as amended. Absent the extension, the options would have expired prior to our completion of the financial statement restatement process. Of the total compensation cost recognized with respect to Ms. Gonzales, $14,433,403 was recognized under EITF 00-19 as a result of the modification of her option grants effected by the extension of the exercise period.

In connection with the termination of her employment, Ms. Gonzales forfeited options covering 172,500 shares of the Company’s Class A common stock. As a result of such forfeiture, compensation expense of $2,696,043 previously recognized with respect to the forfeited options will be reversed. This includes $891,561 that has been reported in column (f) above as compensation expense accrued for the 2007 fiscal year with respect to her option awards.

(12)	Represents a pro-rated bonus paid to Mr. Cappelli based on his target bonus for the 2007 fiscal year as established pursuant to the terms of his March 31, 2007 employment agreement.

GRANTS OF PLAN-BASED AWARDS
     The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2007 Fiscal Year under a compensation plan.

								All Other
								Option
								Awards:		Exercise
		Potential Payouts			Estimated Future Payouts			Number of		or Base	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive Plan			Securities		Price of	Fair Value of
		Plan Awards (1)			Awards (2)			Underlying		Option	Equity
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		($/Sh)	($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)		(k)	(l)
John G. Sperling	7/31/06	—	850,000	1,062,500	—	—	—	—		—	—
	7/3/07	—	—	—	—	50,000	—	—		—	2,901,500
	7/3/07	—	—	—	—	—	—	334,000	(4)	58.03	6,681,336

Brian E. Mueller	5/22/07	—	—	—	—	—	—	40,000	(5)	72.61	0	(5)
	7/3/07	—	—	—	—	100,000	—	—		—	5,803,000
	7/3/07	—	—	—	—	—	—	668,000	(4)	58.03	13,362,672
	7/28/07	—	—	—	—	—	—	100,000	(6)	71.23	0	(6)
	7/28/07	—	—	—	—	—	—	53,828	(6)	60.75	16,579	(6)
	7/31/06	—	500,000	625,000	—	—	—	—		—	—

Joseph L. D’Amico	7/3/07	—	—	—	—	60,000	—	—		—	3,481,800
	7/3/07	—	—	—	—	—	—	500,000	(7)	58.03	8,531,200

Gregory W. Cappelli	5/25/07	—	—	—	—	—	—	1,000,000	(8)	48.47	16,814,025

Terri C. Bishop	5/22/07	—	—	—	—	—	—	4,000	(5)	71.21	0	(5)
	7/3/07	—	—	—	—	14,000	—	—		—	812,420
	7/3/07	—	—	—	—	—	—	90,000	(4)	58.03	1,800,360
	7/28/07	—	—	—	—	—	—	2,500	(6)	60.90	0	(6)
	7/28/07	—	—	—	—	—	—	5,000	(6)	71.23	0	(6)
	(9)	131,250	175,000	—	—	—	—	—		—	—

(1)	For Dr. Sperling and Mr. Mueller, reflects the potential payouts under the 2007 Fiscal Year Bonus Plan (the “Executive Plan”) based on the Company’s financial performance for each fiscal quarter of the 2007 fiscal year. For Ms. Bishop, reflects the potential payouts tied to her attainment of pre-established quarterly financial objectives and personal performance goals. The actual bonuses paid to Dr. Sperling, Mr. Mueller and Ms. Bishop for the 2007 fiscal year are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

The amount of each quarterly bonus actually earned by Messrs. Sperling and Mueller under the Executive Plan was computed by comparing the Company’s revenue and pre-tax income for that fiscal quarter in the 2007 fiscal year to the corresponding measures for the same quarter in the preceding fiscal year. 50% of the target bonus was dependent on the Company’s revenue growth and 50% of the target bonus was dependent on the growth in pre-tax income. Under the program, if the revenue for any quarter in the 2007 fiscal year was less than the revenue for the corresponding quarter in the preceding fiscal year, no bonus was payable with respect to that performance metric. If the revenue for the applicable 2007 fiscal quarter grew at a rate from 0% to 10% over the revenue for the same quarter in the prior fiscal year, the bonus rose from 0% to 100% of target on a pro-rata basis. To the extent revenue for the 2007 fiscal quarter grew at rate from 10% to 15% over the revenue for the same quarter in the prior fiscal year, the bonus increased from 100% to 125% of target on a pro-rata basis. The bonus based on growth in pre-tax income was similarly computed.

Under her quarterly bonus program, Ms. Bishop could earn 100% of her target bonus only if the applicable performance goals were attained at target level or above. However, under certain circumstances, it would have been possible for her to earn up to 75% of her target bonus even if certain of her performance goals were not attained at target level.

For further information concerning the 2007 fiscal year bonus plan in effect for the named executive officers, please see the section entitled “Annual Cash Incentive Programs” in the Compensation and Discussion Analysis section of this document which appears above.

(2)	Represents a restricted stock unit award with both performance-vesting and service-vesting components. Each restricted stock unit represents the right to receive one share of the Company’s Class A common stock following the satisfaction of the applicable performance and service vesting requirements. Should the performance objective be attained, then the restricted stock units will vest in four successive equal annual installments upon the officer’s completion of each year of service with the Company over the four year period measured from September 1, 2007, subject to accelerated vesting upon a change in control of the Company. However, for Mr. D’Amico, the service-vesting component is tied to annual installments over a three-year period of service measured from June 15, 2007.

(3)	The dollar value reported in column (l) with respect to options represents the grant date fair value of each option determined in accordance with the provisions of SFAS 123(R). A discussion of the valuation assumptions used in the SFAS 123(R) calculation of grant date fair value is set forth in Note 2 to the Company’s audited financial statements for the fiscal year ended August 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2007. The dollar value reported in column (l) with respect to RSU awards represents the grant date fair value of each such award based on the fair market value of the underlying shares of the Company’s Class A common stock on the award date.

(4)	The shares covered by this option vest in four successive equal annual installments upon the optionee’s completion of each year of service with the Company over the four year period measured from September 1, 2007, subject to accelerated vesting in the event of a change in control of the Company.
(5)	Mr. Mueller and Ms. Bishop each agreed in December 2006 to an amendment that adjusted the per share exercise price in effect for certain of their options to a price per share equal to the fair market value per share of the Company’s Class A common stock on the revised measurement date determined for that option for financial accounting purposes. The amendment was effected on May 22, 2007, and the exercise prices of Mr. Mueller’s and Ms. Bishop’s options were accordingly increased from $63.79 per share to $72.61 and $71.21 per share, respectively. For financial statement purposes, the transaction was treated as a cancellation of the original option and a grant of a new option with a higher exercise price and did not result in any incremental fair value for the amended option.
(6)	Mr. Mueller and Ms. Bishop each agreed on July 28, 2007 to an amendment that adjusted the per share exercise price in effect for certain of their options to a price per share equal to the lower of (i) the fair market value per share of the Company’s Class A common stock on the revised measurement date determined for that option for financial accounting purposes or (ii) $60.75, the closing price per share of such common stock on July 28, 2007, but in no event lower than the existing price in effect for that option. The exercise prices of certain options held by Mr. Mueller and all of the options held by Ms. Bishop did not change as a result of the amendment. To compensate Mr. Mueller for the increased exercise prices in effect for the balance of his amended stock options, the Company will pay him a cash bonus in January 2008 in the amount of $30,144, the total increase to the exercise prices in effect for his amended options. For financial statement purposes, the transaction is recorded as an exchange of each option for a new option with an increased exercise price (and the options with the increased exercise prices are therefore reflected in the table above as new grants during fiscal year 2007), and the Company must recognize additional compensation expense equal to the incremental fair value resulting from the deemed exchange. Both the increase in the exercise price and the offsetting cash bonus are taken into account in determining the net incremental fair value. For options as to which the exercise price was not amended, the transaction was treated as a cancellation of the original option and the grant of an identical option and did not result in any incremental fair value for that option.
(7)	The shares covered by this option will vest in three equal annual installments upon Mr. D’Amico’s completion of each year of service with the Company over the three-year period measured from June 15, 2007, subject to full or partial acceleration upon a change in control of the Company or his termination of service under certain circumstances.
(8)	The shares covered by this option will vest in four equal annual installments upon Mr. Cappelli’s completion of each year of service with the Company over the four-year period measured from April 2, 2007, subject to full or partial acceleration upon a change in control of the Company or his termination of service under certain circumstances.
(9)	Ms. Bishop’s non-equity incentive award for the 2007 fiscal year was tied to the attainment of certain financial and non-financial objectives for each fiscal quarter within that year. Such objectives were set quarterly after the start of each applicable fiscal quarter.
Additional Grants of Plan-Based Awards
Following the close of the 2007 Fiscal Year, Mr. Cappelli was awarded the following equity grants under the Company’s 2000 Stock Incentive Plan:
     (i) A stock option grant on September 4, 2007 for 149,711 shares of the Company’s Class A common stock at an exercise price of $59.00 per share, the fair market value of the Class A common stock on the grant date. The option will vest and become exercisable for the option shares in four successive equal annual installments upon his completion of each year of service with the Company over the four year period measured from April 2, 2007, subject to full or partial acceleration upon a change in control of the Company or his termination of service under certain circumstances.

     (ii) A restricted stock unit award on September 4, 2007 covering 113,896 shares of the Company’ Class A common stock. Each restricted stock unit represents the right to receive one share of the Company’s Class A common stock following the satisfaction of the applicable performance and service vesting requirements. Should the performance objective be attained, then the restricted stock units will vest in four successive equal annual installments upon his completion of each year of service with the Company over the four year period measured from April 2, 2007, subject to full or partial acceleration upon a change in control of the Company or his termination of service under certain circumstances.
     (iii) A stock option grant on October 5, 2007 for 1,058 shares of the Company’s Class A common stock at an exercise price of $63.67 per share, the fair market value of the Class A common stock on the grant date. The option will vest and become exercisable for the option shares in four successive equal annual installments upon his completion of each year of service with the Company over the four year period measured from April 2, 2007, subject to full or partial acceleration upon a change in control of the Company or his termination of service under certain circumstances.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides certain summary information concerning outstanding equity awards held by the Named Executive Officers as of August 31, 2007.

	Option Awards					Stock Awards
							Equity Incentive
	Number of					Equity Incentive	Plan Awards: Market
	Securities	Number of				Plan Awards: Number	or Payout Value of
	Underlying	Securities				of Unearned Shares,	Unearned Shares,
	Unexercised	Underlying				Units or Other	Units of Other
	Options (#)	Unexercised Options		Option Exercise	Option Expiration	Rights That Have	Rights That Have
Name	Exercisable	(#) Unexercisable		Price ($)	Date	Not Vested (#)	Not Vested ($)
(a)	(b)	(c)		(e)	(f)	(g)	(h)
John G. Sperling	281,250	0		8.3889	1/12/10	—	—
	281,250	0		14.8403	12/15/10	—	—
	225,000	0		23.3333	9/21/11	—	—
	150	0		29.3267	1/2/12	—	—
	100,000	0		41.92	10/22/12	—	—
	100,000	0		60.90	10/20/13	—	—
	20,250	0		71.23	8/6/14	—	—
	215,311	0		17.6465	9/21/11	—	—
	107,656	0		28.424	10/24/12	—	—
	25,000	75,000	(1)	51.33	6/23/16	—	—
	0	334,000	(2)	58.03	7/3/13	—	—
	—	—		—	—	50,000 (7)	2,933,500
Brian E. Mueller	2,500	0		8.3889	1/12/10	—	—
	150	0		29.3267	1/2/12	—	—
	15,000	0		41.92	10/22/12	—	—
	28,328	0		28.424	10/24/12	—	—
	50,000	150,000	(1)	51.33	6/23/16	—	—
	0	668,000	(2)	58.03	7/3/13	—	—
	53,828	0		60.1919	10/20/13	—	—
	53,828	0		60.75	10/20/13	—	—
	20,000	20,000	(3)	72.61	11/1/15	—	—
	75,000	25,000	(4)	71.23	8/6/14	—	—
	—	—		—	—	100,000 (7)	5,867,000
Joseph L. D’Amico	0	500,000	(5)	58.03	7/3/11	—	—
	—	—		—	—	60,000 (8)	3,520,200

	Option Awards			Stock Awards
						Equity Incentive
	Number of				Equity Incentive	Plan Awards: Market
	Securities	Number of			Plan Awards: Number	or Payout Value of
	Underlying	Securities			of Unearned Shares,	Unearned Shares,
	Unexercised	Underlying			Units or Other	Units of Other
	Options (#)	Unexercised Options	Option Exercise	Option Expiration	Rights That Have	Rights That Have
Name	Exercisable	(#) Unexercisable	Price ($)	Date	Not Vested (#)	Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Kenda B. Gonzales	49,500	0	11.3889	9/25/07	—	—
	45,000	0	10.2222	9/25/07	—	—
	56,250	0	8.3889	9/25/07	—	—
	22,500	0	14.8403	9/25/07	—	—
	37,500	0	23.3333	9/25/07	—	—
	150	0	29.3267	9/25/07	—	—
	50,000	0	41.92	9/25/07	—	—
	46,650	0	6.5022	9/25/07	—	—
	35,885	0	17.6465	9/25/07	—	—
Gregory W. Cappelli	0	1,000,000 (6)	48.47	5/25/13	—	—
	—	—	—	—	—	—
Terri C. Bishop	150	0	29.3267	1/2/12	—	—
	10,000	0	41.92	10/22/12	—	—
	17,500	52,500 (1)	51.33	6/23/16	—	—
	0	90,000 (2)	58.03	7/3/13	—	—
	2,500	0	60.90	10/20/13	—	—
	2,000	2,000 (3)	71.21	11/1/15	—	—
	2,500	0	60.90	10/20/13	—	—
	3,750	1,250 (4)	71.23	8/6/14	—	—
	—	—	—	—	14,000 (7)	821,380

    (1) These particular options were granted on June 23, 2006 and will vest in four successive equal annual installments upon the optionee’s completion of each year of service over the four year period measured from February 28, 2006. However, the option will vest and become immediately exercisable for all the option shares on an accelerated basis if certain operational goals are achieved or a change in control of the Company occurs. The table below provides additional information with respect to these options:

		Number of Shares
		Exercised Before
Name	Total Number of Shares Granted	September 1, 2007
John G. Sperling	100,000	0
Brian E. Mueller	200,000	0
Terri C. Bishop	70,000	0
    (2) These particular options were granted on July 3, 2007 and will vest in four successive equal annual installments upon the optionee’s completion of each year of service over the four year period measured from September 1, 2007. These options will vest and become immediately exercisable for all the option shares on an accelerated basis in the event of a change in control of the Company.
    (3) These particular options were originally granted on November 1, 2005, but the grant dates subsequently were adjusted to reflect the revised measurement date used for financial accounting purposes. The options will vest in four successive equal annual installments upon the optionee’s completion of each year of service over the four year period measured from August 31, 2005. The options will vest and become immediately exercisable for all the option shares on an accelerated basis in the event of a change in control of the Company. The table below provides additional information with respect to these options:

			Number of Shares
		Total Number of	Exercised Before
Name	Adjusted Grant Date	Shares Granted	September 1, 2007
Brian E. Mueller	12/1/05	40,000	0
Terri C. Bishop	12/3/05	4,000	0
     (4)   These particular options were originally granted on August 6, 2004, but the grant dates were subsequently adjusted to September 23, 2004 to reflect the revised measurement dates used for financial accounting purposes. The options were then cancelled and regranted on July 28, 2007 with the same terms and conditions as the original grant. They were originally scheduled to vest in four successive equal annual installments upon the optionee’s completion of each year of service over the four year period measured from August 31, 2004, with the vesting to accelerate if certain operational goals were achieved or a change in control of the Company were to occur. As a result of the achievement of those operational goals, the vesting of these options accelerated so that 50% of the options vested on August 31, 2005, an additional 25% vested on August 31, 2007, and the remaining 25% will vest upon the optionee’s continuation in service through August 31, 2008. The table below provides additional information with respect to these options:

			Number of Shares
		Total Number of	Exercised Before
Name	Option Grant Date	Shares Granted	September 1, 2007
Brian E. Mueller	7/28/07	100,000	0
Terri C. Bishop	7/28/07	5,000	0
     (5)   These particular options were granted on July 3, 2007 and will vest in three successive equal annual installments upon Mr. D’Amico’s completion of each year of service over the three year period measured from June 15, 2007. However, the option will vest and become immediately exercisable for all the option shares on an accelerated basis in the event of a change in control of the Company and may vest as to a portion of the shares on an accelerated basis upon his termination of service under certain circumstances.
     (6)   These particular options were granted on May 25, 2007 and will vest in four successive equal annual installments upon Mr. Cappelli’s completion of each year of service over the four year period measured from April 2 2007. However, the option will vest and become immediately exercisable for all the option shares on an accelerated basis in the event of a change in control of the Company and may vest as to a portion of the shares on an accelerated basis upon his termination of service under certain circumstances.
     (7)   These particular restricted stock units were awarded on July 3, 2007 and have both performance-vesting and service-vesting components. Should the performance objective be attained, then the restricted stock units will vest in four successive equal annual installments upon the officer’s completion of each year of service over the four year period measured from September 1, 2007, subject to accelerated vesting upon a change in control or ownership of the Company.
     (8)   These particular restricted stock units were granted on July 3, 2007 and have both performance-vesting and service-vesting components. Should the performance objective be attained, then the restricted stock units will vest in three successive equal annual installments upon Mr. D’Amico’s completion of each year of service over the three year period measured from June 15, 2007, subject to accelerated vesting upon a change in control or ownership of the Company.

OPTION EXERCISES AND STOCK VESTED
No stock options or appreciation rights were exercised by the named executive officers during the 2007 fiscal year. None of those officers held any stock appreciation rights as of August 31, 2007 and none of their stock awards vested during the 2007 fiscal year.
PENSION BENEFITS
The following table sets forth for each plan that provides for payments or other benefits in connection with a named executive officer’s retirement, the number of years of service credited to such named executive officer under the plan, the actuarial present value of his accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to such named executive officer during the Company’s last completed fiscal year.

		Number of Years	Present Value of	Payments
		Credited Service	Accumulated	During Last Fiscal
Name	Plan Name	(#)	Benefit ($)	Year ($)
(a)	(b)	(c)	(d)	(f)
John G. Sperling	Deferred Compensation Agreement Dated 12/31/93 (1)	not applicable	$2,197,140 (2)	$0

     (1)   Pursuant to the deferred compensation agreement dated December 31, 1993, Dr. Sperling will, upon his termination of employment with the Company, receive a lifetime annuity equal to the highest annual rate of base salary in effect for him in any of the last three calendar years preceding the calendar year in which his employment terminates. The annuity will be payable in equal monthly installments. In addition, upon Dr. Sperling’s death, his designated beneficiary will be paid an amount equal to three times the highest annual rate of base salary in effect for him in any of the three calendar years during the three-year period immediately preceding the calendar year in which his employment terminates. Such death benefit will be payable in 36 equal monthly installments, with the first such installment due on the first day of the month following the month of Dr. Sperling’s death.
     (2)    Based on an $850,000 annual lifetime annuity, as determined as of the close of the 2007 fiscal year.

AGREEMENTS REGARDING EMPLOYMENT, CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT

We have employment agreements with the following named executive officers: John G. Sperling, Joseph L. D’Amico and Gregory W. Cappelli. The principal terms of each of those employment agreements are summarized below.

John G. Sperling	In December 1993, we entered into an employment agreement with John G. Sperling. The initial term of the employment agreement was for four years and automatically renews for additional one-year periods thereafter. Currently, Dr. Sperling’s annual rate of base salary payable under his employment agreement is $850,000 and is subject to annual review by the Compensation Committee. We may terminate the employment agreement only for cause, and Dr. Sperling may terminate the employment agreement at any time upon 30 days written notice.

Joseph L. D’Amico and Gregory W. Cappelli	From November 14, 2006 to June 15, 2007, Mr. D’Amico provided services to the Company as Chief Financial Officer in a consultant capacity pursuant to a service contract between the Company and Mr. D’Amico’s employer, FTI Palladium Partners (“FTI”). The Company paid FTI $130,000 per month for Mr. D’Amico’s services during that period.

The Company decided to make an offer of full-time employment to Mr. D’Amico. Accordingly, on June 5, 2007, the Company entered into an employment agreement with Mr. D’Amico, pursuant to which he was to become a full-time employee of the Company in the position of Executive Vice President and Chief Financial Officer. The new employment agreement became effective on June 15, 2007, immediately following Mr. D’Amico’s resignation from FTI, and will end on June 14, 2010, subject to successive one-year renewals thereafter, unless either party provides timely notice of non-renewal.

During the term of the employment agreement, Mr. D’Amico will be entitled to an annual base salary at a rate not less than $500,000 and a target bonus not less than 100% of such base salary. For the fiscal year ending August 31, 2007, Mr. D’Amico was guaranteed a bonus in the amount of $700,000.

Pursuant to the agreement, Mr. D’Amico was granted the following equity awards on July 3, 2007:

(i) a stock option to purchase 500,000 shares of Class A common stock with an exercise price per share equal to $58.03, the closing price per share on the grant date, and a maximum term of four years, and

(ii) restricted stock units covering 60,000 shares of Apollo Group’s Class A common stock, with each unit representing the right to receive one share of such Class A common stock upon the vesting of that unit.

The stock option award will vest in three successive equal annual installments upon Mr. D’Amico’s completion of each year of employment with the Company over the three-year period measured from June 15, 2007. The restricted stock unit award will not vest unless the Company’s attains at least a specified level of net income, after tax expense, for the 2007 fiscal year. If such performance goal is attained, then the restricted stock units will also vest in three successive equal annual installments upon Mr. D’Amico’s completion of each year of employment with the Company over the three-year period measured from June 15, 2007. Each award will be subject to accelerated vesting in whole or in part upon certain changes in control of the Company or the termination of Mr. D’Amico’s employment under certain prescribed circumstances.

On March 31, 2007, the Company entered into an employment agreement with Gregory W. Cappelli, pursuant to which he is employed as Executive Vice President, Global Strategy. The employment agreement has an initial term of four years measured from Mr. Cappelli’s start date of April 2, 2007 and will be subject to successive one-year renewals thereafter, unless either party provides timely notice of non-renewal. During the term of the employment agreement, Mr. Cappelli will be entitled to an annual rate of base salary of not less than $500,000 and a target bonus not less than 100% of such base salary.

Pursuant to his agreement Mr. Cappelli became entitled to the following equity compensation awards:

(i) On May 25 2007, Mr. Cappelli was granted a stock option for 1,000,000 shares of Class A common stock with an exercise price per share of $48.47, the closing price per share on the grant date, and a maximum term of six years (the “Initial Option Grant”).

(ii) On September 4, 2007, Mr. Cappelli was granted a supplemental stock option for 149,711 shares of Class A common stock with an exercise price per share of $59.00, the closing price per share on the grant date, and a maximum term of six years (the “Equalization Grant”). The number of shares subject to the Equalization Grant was determined pursuant to a formula set forth in his employment agreement which took into account the difference between the actual Black-Scholes-Merton value of the Initial Option Grant made on May 25 2007 and the Black-Scholes-Merton value which would have resulted had that option been granted on March 30, 2007, the date Mr. Cappelli’s employment agreement with the Company was executed.

(iii) On September 4, 2007, Mr. Cappelli was awarded restricted stock units covering 113,896 shares of the Company’s Class A common stock. The number of shares was determined by dividing $5,000,000 by the closing price of the Class A common stock on the March 30, 2007 execution date of his employment agreement. Each restricted stock unit represents the right to receive one share of such Class A common stock following the satisfaction of the applicable performance vesting and service vesting components of that award.

(iv) On October on October 5, 2007, Mr. Cappelli was granted an option for for an additional 1,058 shares of the Company’s Class A common stock at an exercise price of $63.67 per share, the fair market value of the Class A common stock on the grant date. The option (the “Supplemental Option”) was intended to supplement his Equalization Grant because of a discrepancy subsequently identified in the calculation of the Black-Sholes-Merton value as of the September 4, 2007 Equalization Grant.

The Initial Option Grant, the Equalization Grant and the Supplemental Grant will each vest in a series of four successive equal annual installments upon Mr. Cappelli’s completion of each year of employment with the Company over the four-year period measured from his April 2, 2007 start date. The restricted stock unit award will not vest unless the Company’s attains at least a specified level of net income, after tax expense, for the 2007 fiscal year. If such performance goal is attained, then the restricted stock units will also vest in four successive equal annual installments upon Mr. Cappelli’s completion of each year of employment with the Company over the four-year period measured from April 2, 2007. Each award will be subject to accelerated vesting in whole or in part upon certain changes in control of the Company or the termination of Mr. Cappelli’s employment under certain prescribed circumstances.

Pursuant to the terms of their employment agreements, should (i) the Company terminate Mr. D’Amico’s or Mr. Cappelli’s employment without cause (ii) Mr. D’Amico or Mr. Cappelli resign for good reason, (iii) Mr. D’Amico or Mr. Cappelli resign for any reason within a 30-day period beginning six months after the closing of a change in control of the Company or (iv) the Company fail to renew the applicable employment agreement, then the affected individual will become entitled to the following severance benefits upon his delivery of a general release to the Company:

(i) a cash amount equal to two times his annual base salary and target bonus, payable over the one-year period measured from his termination date;

(ii) 100% vesting of his restricted stock unit award and accelerated vesting of his options up to 50% of the unvested portion or (if greater) the portion that would have vested had he completed an additional 12 months of employment; and

(iii) continued health care coverage under the Company’s group health plan at the Company’s expense for a period not to exceed 18 months.

In the event Mr. D’Amico’s or Mr. Cappelli’s employment terminates due to death or disability, the affected individual or his estate will be paid his target bonus, pro-rated for his actual period of employment during the year in which his employment terminates, and each of his unvested equity award will partially vest on an accelerated basis as if the vesting schedule for that award had been in the form of successive equal monthly installments over the applicable vesting period (for Mr. Cappelli, such pro-rated vesting of his equity awards will occur only in the event of his death).

In the event of a change in control of the Company within the first two years of Mr. D’Amico’s or Mr. Cappelli’s employment, each of them will be entitled to a full tax gross-up with respect to any excise tax imposed under Section 4999 of the Code on any payments or benefits received in connection with such change in control (including any accelerated vesting of his equity awards) that are deemed to constitute parachute payments under Section 280G of the Internal Revenue Code.

For the one-year period following termination of employment, Mr. D’Amico and Mr. Cappelli will each be subject to certain non-compete and non-solicitation covenants.

The employment agreements for both Mr. D’Amico and Mr. Cappelli expressly define the terms cause, good reason, and change in control in the same manner.

Equity Awards	Pursuant to the terms of the Company’s 2000 Stock Incentive Plan, each outstanding award under such plan will vest in full on an accelerated basis in the event of certain changes in control of the Company, including an acquisition of the Company by merger or asset sale or the acquisition of 50% or more of the Company’s outstanding Class A common stock.

Quantification of Benefits	The charts below indicate the potential payments each of our named executive officers would receive pursuant to the agreements described above or under the 2000 Stock Incentive Plan based upon the following assumptions:

(i) the named executive officer’s employment terminated on August 31, 2007 under circumstances entitling such officer to severance benefits under his employment agreement,

(ii) as to any severance benefits tied to the named executive officer’s annual rate of base salary, such rate is assumed to be such officer’s annual rate of base salary as of August 31, 2007,

(iii) as to any benefits tied to a change in control, the change in control is assumed to have occurred on August 31, 2007 and the change in control consideration paid per share of outstanding Class A common stock is assumed to be equal to the closing selling price of such common stock on August 31, 2007, which was $58.67 per share, and

(iv) with respect to Mr. Cappelli, it is assumed that all of the equity awards to which he was entitled under this employment agreement, including those that were in fact made after the close of the 2007 fiscal year, were outstanding on August 31, 2007.

Benefits Received Upon Termination in Connection with a Change in Control

		Accelerated
		Vesting of	Continued
	Cash Severance	Equity Awards	Health Care	Tax Gross Up	Total Payment
Executive	($)	($)(1)	Coverage ($)	($)(2)	($)
John G. Sperling	(3)	3,697,760	—	—	3,697,760
Brian E. Mueller	—	7,395,520	—	—	7,395,520
Joseph L. D’Amico	2,400,000	3,840,200	—	4,161,223	10,401,423
Gregory W. Cappelli	2,000,000	16,882,278	23,523	6,098,789	25,004,590
Terri C. Bishop	—	1,264,330	—	—	1,264,330

(1)	Represents the intrinsic value of each stock option or other equity award which vests on an accelerated basis upon the change in control and is calculated by multiplying (i) the aggregate number of shares of the Company’s Class A common stock which vest on such an accelerated basis under such award by (ii) the amount by which the $58.67 closing selling price of the Class A common stock on August 31, 2007 exceeds any exercise price payable per vested share.

(2)	Assumes that the presumption of Section 280G(b)(2)(C) of the Internal Revenue Code regarding agreements entered into within 1 year of a change in control can be rebutted, and such compensation was accordingly established in the ordinary course of business and not in contemplation of a change in control.

(3)	Dr. Sperling will also be entitled to receive pension payments pursuant to his deferred compensation agreement, as disclosed in the table “Pension Benefits”.
Benefits Received Upon Termination Not in Connection with a Change in Control

		Accelerated Vesting
		of Equity Awards	Continued Health
Executive	Cash Severance ($)	($)(1)	Care Coverage ($)	Total Payment ($)
John G. Sperling	(2)	—	—	—
Brian E. Mueller	—	—	—	—
Joseph L. D’Amico	2,400,000	3,680,200	—	6,080,200
Gregory W. Cappelli	2,000,000	11,782,278	23,523	13,805,801
Terri C. Bishop	—	—	—	—

(1)	Represents the intrinsic value of each stock option or other equity award which vests on an accelerated basis in connection with the individual’s termination of employment and is calculated by multiplying (i) the aggregate number of shares of the Company’s Class A common stock which vest on such an accelerated basis under such award by (ii) the amount by which the $58.67 closing selling price of the Class A common stock on August 31, 2007 exceeds any exercise price payable per vested share.

(2)	Dr. Sperling would be entitled to receive pension payments pursuant to his deferred compensation agreement, as disclosed in the table entitled “Pension Benefits”.
     Messrs. Cappelli and D’Amico would also be entitled to pro-rata vesting of their equity awards, as if those awards vested in monthly installments over the applicable vesting period, should their employment cease by reason of their death or (for Mr. D’Amico) by reason of his disability. In addition, Messrs. Cappelli and D’Amico would each receive a pro-rated target bonus for the portion of the fiscal year preceding their death or disability.
DIRECTOR COMPENSATION
The following table sets forth certain information regarding the compensation of each individual who served as a member of our Board of Directors during the 2007 Fiscal Year for services rendered in such capacity during that year. Board members who are also employees of the Company but who do not receive any additional compensation for their Board service are not included in the table.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	All Other
Name	($)(1)	($)(2)	($)(3)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Dino J. DeConcini	122,000	174,090	175,020	—	471,110
Dr. Roy A. Herberger, Jr.	10,620	29,015	32,816	—	72,451
K. Sue Redman	130,000	116,060	120,326	—	366,386
James R. Reis	153,000	101,553	98,449	—	353,002
Peter V. Sperling	—	174,090	744,737	108,713 (4)	1,027,540
George A. Zimmer	75,000	174,090	175,020	—	424,110
John M. Blair (5)	90,000	—	—	—	90,000
Hedy F. Govenar (5)	65,000	—	—	—	65,000
John R. Norton (6)	59,000	—	—	—	59,000
Daniel D. Diethelm (7)	30,000	—	—	—	30,000

(1)	The amounts set forth in this column represent fees earned by each Board member during fiscal year 2007, regardless of whether the fees were actually paid during the fiscal year. The aggregate payment amounts include the following categories of payments:

				Committee
				Chairperson –
	Annual Retainer	Board Meeting	Committee	Additional
Name	($)	Fees ($)	Meeting Fees ($)	Retainer ($)	Total ($)
Dino J. DeConcini	24,000	42,000	47,000	9,000	122,000
Dr. Roy A. Herberger, Jr.	4,620	6,000	—	—	10,620
K. Sue Redman	18,000	24,000	73,000	15,000	130,000
James R. Reis	12,000	24,000	62,000	55,000	153,000	*
Peter V. Sperling	—	—	—	—	—
George A. Zimmer	24,000	36,000	15,000	—	75,000
John M. Blair	18,000	30,000	22,000	20,000	90,000
Hedy F. Govenar	18,000	30,000	5,000	12,000	65,000
John R. Norton	12,000	14,000	15,000	18,000	59,000
Daniel D. Diethelm	12,000	18,000	—	—	30,000

*	During the 2007 fiscal year, Mr. Reis served as a special one-person ad hoc committee of the Board of Directors to oversee management in connection with its due diligence relating to a possible acquisition and to make a report and recommendation to the full Board as to whether that acquisition would be advisable and in the best interests of the Company. For his service in such capacity, Mr. Reis received compensation in the amount of $57,000, which is reflected in his total cash compensation of $153,000 for Board and Board committee service during the 2007 fiscal year. The work of the ad hoc committee has been completed.

(2)	The amounts shown reflect the SFAS 123(R) compensation costs recognized in our financial statements for the 2007 fiscal year with respect to the restricted stock units awarded to each such Board member. Such costs were not reduced to take into account any estimated forfeitures related to service-based vesting conditions. The SFAS 123(R) grant date fair value of each restricted stock unit award was calculated based on the fair market value of our Class A common stock on the July 3, 2007 award date. Each restricted stock unit represented the right to receive one share of such Class A common stock upon the vesting of that unit. The restricted stock units awarded to each such Board member vested on August 31, 2007 upon his or her continuation in Board service through such date. The table below shows for each named individual: (a) the date of his or her restricted stock unit award, (b) the number of shares of the Company’s Class A common stock underlying the restricted stock unit award, (c) the grant date fair value of the awarded restricted stock units and (d) the aggregate number of shares subject to all outstanding restricted stock units held by that individual as of August 31, 2007. No restricted stock units were awarded prior to the 2007 fiscal year.

				Number of
				Shares of
				Class A Common
				Stock
		Number of Shares		Subject to All
		of Class A		Outstanding
		Common Stock	SFAS 123(R)	Restricted Stock
		Subject to Such	Grant Date Fair	Units Held as of
Name	Award Date	Award	Value ($)	August 31, 2007 (#)*
Dino J. DeConcini	July 3, 2007	3,000	174,090	0
Dr. Roy A. Herberger, Jr.	July 3, 2007	500	29,015	0
K. Sue Redman	July 3, 2007	2,000	116,060	0
James R. Reis	July 3, 2007	1,750	101,553	0
Peter V. Sperling	July 3, 2007	3,000	174,090	0
George A. Zimmer	July 3, 2007	3,000	174,090	0

*	On August 31, 2007, the restricted stock units vested, and the underlying shares of the Company’s Class A common stock were issued to the Board member in full settlement of the vested award.

(3)	The amounts shown reflect the SFAS 123(R) compensation costs recognized for financial statement reporting purposes for the fiscal year ended August 31, 2007 with respect to stock options granted to such Board members, whether in the 2007 fiscal year or other prior fiscal years. The SFAS 123(R) compensation costs are based on the grant date fair value of each option grant and do not take into account any estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the SFAS 123(R) grant date fair value of each option grant are set forth in Note 2 to the Company’s consolidated financial statements for the fiscal year ended August 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 2007. The following table shows for each named individual (a) the grant date of each option granted to him or her during the 2007 fiscal year, (b) the exercise price, (c) the grant date fair value of that option (as calculated in accordance with SFAS 123(R)) and (d) the aggregate number of shares subject to all outstanding options held by that individual as of August 31, 2007:

				Number of
				Shares of
				Common stock
				Subject to All
			SFAS 123(R)	Outstanding Options
			Grant Date Fair	Held as of August
Name	Option Grant Date	Exercise Price	Value ($)	31, 2007 (#)
Dino J. DeConcini	July 3, 2007	58.03	175,020	81,709
Dr. Roy A. Herberger, Jr.	July 3, 2007	58.03	32,816	1,500
K. Sue Redman	July 3, 2007	58.03	120,326	5,500
James R. Reis	July 3, 2007	58.03	98,449	4,500
Peter V. Sperling	July 3, 2007	58.03	175,020	656,211
George A. Zimmer	July 3, 2007	58.03	175,020	8,000

(4)	Represents (i) fees in the amount of $85,050 for personal accounting and tax planning services paid by the Company on behalf of Mr. Peter V. Sperling, (ii) a base salary of $12,000 paid to Mr. Peter V. Sperling by the Company for his service as the Company’s Senior Vice President and Secretary, (iii) $10,371 of fuel, maintenance and insurance costs attributable to Mr. Sperling’s personal use of Company-owned vehicles and (iv) $1,292 relating to personal transportation costs. The Company-owned vehicles provided to Mr. Sperling were fully depreciated by the Company prior to the 2007 fiscal year, and accordingly there were no other incremental costs incurred by the Company as a result of his personal use of those vehicles.

(5)	Mr. Blair and Ms. Govenar resigned from the Board on May 18, 2007

(6)	Mr. Norton resigned from the Board on December 8, 2006.

(7)	Mr. Diethelm resigned from the Board on March 9, 2007.

Cash Retainer/Meeting Fees	Dr. Sperling and Mr. Mueller, executive officers of the Company, do not receive any additional compensation for their service on the Board of Directors. Mr. Peter V. Sperling, who is also an employee of the Company, receives equity compensation in connection with his service on the Board but does not receive any cash compensation for such service.

Retainer Fees. For the 2007 fiscal year, our non-employee Board members received a $24,000 annual retainer. In addition, the Audit Committee Chair and Special Committee Chair each received a $20,000 annual retainer, the Compensation Committee Chair received an $18,000 annual retainer, and the Chair of the Nominating and Governance Committee received a $16,000 annual retainer. Such retainer fees are paid quarterly. The chair of the Ad Hoc Committee received a $5,000 quarterly retainer for the second quarter of the 2007 fiscal year and a $20,000 per month retainer for the months of April and May 2007.

Meeting Fees. Non-employee Board members received $2,000 for each Board meeting attended. In addition, members of the Audit Committee received $2,000 for each Audit Committee meeting attended, members of the Compensation Committee and Nominating and Governance Committee received $1,000 for each committee meeting attended, members of the Special Committee received $2,000 for each Special Committee meeting attended, and the sole member of the Ad Hoc Committee received $2,000 for each formal meeting prior to April 2007 at which he performed his duties in consultation with management, counsel or others. In April 2007, the meeting fee arrangement for the Ad Hoc Committee was restructured into an increased monthly retainer fee.

Effective with the start of the 2008 fiscal year, the per meeting fee for each member of the Compensation Committee or the Nominating Committee will increase to $1,500, and the meeting fee for each of the various Board Committees will be reduced by 50% if the duration of the meeting is less than one hour.

Expenses. Non-employee Board members are also reimbursed for out-of-pocket expenses.

Director Equity Compensation Fiscal Year 2007 Equity Compensation	On July 3, 2007, Mr. Peter V. Sperling, in his capacity as a Board member, and the non-employee Board members who had served in such capacity since the start of the 2007 fiscal year were each granted a stock option under the Company’s 2000 Incentive Plan to purchase 8,000 shares of the Company’s Class A common stock with an exercise price per share of $58.03, and each non-employee director who joined the Board after the start of the 2007 fiscal year received a similar option on July 3, 2007 for a pro-rated number of shares of Class A common stock. Each of the options has a maximum term of ten years, subject to earlier termination following the cessation of Board service, and has an exercise price per share equal to the fair market value of the Class A common stock on the July 3, 2007 grant date. Each such option vested upon the optionee’s continuation in Board service through August 31, 2007. The Board members who received option grants on July 3, 2007 and the number of shares of Class A common stock subject to their option grants are as follows:

Name	Number of Option Shares
Dino J. DeConcini	8,000
Dr. Roy A. Herberger, Jr.	1,500
K. Sue Redman	5,500
James R. Reis	4,500
Peter V. Sperling	8,000
George A. Zimmer	8,000

In addition, on July 3, 2007, Mr. Peter V. Sperling, in his capacity as a Board member, and the non-employee Board members who had served in such capacity since the start of the 2007 fiscal year were each awarded restricted stock units covering 3,000 shares of the Company’s Class A common stock under the Company’s 2000 Incentive Plan, and each non-employee director who joined the Board after the start of the 2007 fiscal year received a similar award on July 3, 2007 for a pro-rated number of units. Each restricted stock unit which vests entitles the holder to receive one share of the Company’s Class A common stock. The restricted stock units vested upon the holder’s continuation in Board service through August 31, 2007. The Board members who received restricted stock units on July 3, 2007 and the number of shares of Class A common stock underlying those units are as follows:

Name	Number of Underlying Shares
Shares Dino J. DeConcini	3,000
Dr. Roy A. Herberger, Jr.	500
K. Sue Redman	2,000
James R. Reis	1,750
Peter V. Sperling	3,000
George A. Zimmer	3,000

Fiscal Year 2008 Equity Compensation	For fiscal year 2008 Board service, Mr. Peter V. Sperling, in his capacity as a Board member, and the following non-employee Board members were each granted an option on October 25, 2007 to purchase 8,000 shares of the Company’s Class A common stock under the 2000 Incentive Plan: Dino J. DeConcini, K. Sue Redman, Jim Reis, George Zimmer and Roy Herberger, Jr. Each option has an exercise price of $76.38 per share, the fair market value of the Class A common stock on the grant date, and a maximum term of ten years, subject to earlier termination following the cessation of Board service. Each option will vest upon the optionee’s continuation in Board service through August 31, 2008, subject to accelerated vesting in the event of a change in control of the Company prior to such date. In addition, on October 25, 2007 Mr. Peter V. Sperling, in his capacity as a Board member, and the foregoing non-employee Board members each received an award of restricted stock units covering 3,000 shares of the Company’s Class A common stock under the 2000 Incentive Plan. Each restricted stock unit which vests will entitle the holder to one share of the Company’s Class A common stock. The restricted stock units will vest upon the holder’s continuation in Board service through August 31, 2008, subject to accelerated vesting in the event of a change in control of the Company prior to such date.

Dr. Ann Kirschner joined the Board as a non-employee director on November 1, 2007 and received on November 12, 2007 a stock option grant and restricted stock unit award as part of her compensation for service as a non-employee Board member. Her stock option grant was pro-rated to cover 6,500 shares of Class A common stock and has an exercise price of $71.23 per share, the fair market value per share on the grant date. Her restricted stock unit award was also pro-rated and covers 2,500 shares of Class A common stock. All the other terms of her stock option grant and restricted stock unit award are the same as those for the other non-employee Board members.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for its fiscal year ending August 31, 2008. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors. The Board of Directors, following the Audit Committee’s determination, has unanimously recommended that the holders of Class B Common stock vote for ratification of such appointment.

Pre-Approval Policies and Procedures	The Audit Committee has adopted a policy regarding non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services such as tax-related services and acquisition advisory services are permitted but limited in proportion to the audit fees paid. Third, the Chair of the Audit Committee pre-approves non-audit services not specifically permitted under this policy and the Audit Committee reviews the annual plan and any subsequent engagements. Thus, all of the services described below under audit-related fees, tax fees and all other fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.
On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee	The Company’s Audit Committee considered and determined that the provision of the services provided by Deloitte & Touche LLP as set forth herein is compatible with maintaining Deloitte & Touche LLP’s independence and approved all non-audit related fees and services.

Fees of the Independent Registered Public Accounting Firm	The following is a summary of the fees billed to us by Deloitte & Touche LLP and Deloitte Tax LLP (“Deloitte”) for professional services rendered for the years ended August 31, 2007 and 2006:

Fee Category	2007	2006
Audit fees:
- SEC filings and subsidiary stand-alone financial statements	$1,052,000	$3,297,000
- Compliance and regulatory audits	293,000	317,000
Audit-related fees	—	22,000
Tax fees	446,000	344,000

Total fees	$1,791,000	$3,980,000

Audit Fees. 2007 and 2006 fees consist of fees billed for professional services rendered for the audit of our consolidated and subsidiary stand-alone financial statements and internal controls over financial reporting, review of interim consolidated financial statements, and services performed in connection with statutory and regulatory filings. The larger fee amounts in 2006 primarily relates to the additional fees associated with the Restatement of the Company’s financial statements.
Audit-Related Fees. Consists of fees billed for assurance-related services, including audit work paper review by the U.S. Department of Education.
Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, mergers and acquisitions, and international tax planning.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.

BOARD AUDIT COMMITTEE REPORT ON AUDIT RELATED MATTERS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Apollo Group specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
     The Audit Committee, operating under its written charter, has (1) reviewed and discussed the audited financial statements of the Company as of and for the year ended August 31, 2007, with management of the Company; (2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” (“SAS 61”), Statement on Auditing Standards No. 90, “Audit Committee Communications” (“SAS 90”) and Rule 2-07 of Regulation S-X, “Communication with Audit Committees;” (3) received and reviewed the written disclosures and the letter from its independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and (4) discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence.
This report is submitted by the Audit Committee.
K. Sue Redman, Chairperson
Dino J. DeConcini
James R. Reis

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Greater than 5% Shareholders and Management	The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2007. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law or as otherwise noted below. With respect to the shares beneficially owned by Dr. John G. Sperling, 1,500,000 shares of Class A common stock are pledged as security for certain variable prepaid forward sale contracts to which Dr. Sperling is a party and another 600,000 shares of Class A common stock are pledged as security for certain variable prepaid forward sale contracts to which The Aurora Foundation (of which Dr. Sperling is trustee) is a party. With respect to the shares beneficially owned by Peter V. Sperling, 4,315,000 shares of Class A common stock are pledged as security for certain variable prepaid forward sale contracts to which he is a party and an additional 1,700,000 shares of Class A common stock are pledged as security for a real estate development loan.

	Apollo			Apollo
	Group Class A	Percent		Group Class B	Percent
Name and Address of Beneficial Owner	Common Stock	Owned		Common Stock	Owned
Directors and Officers:
Dr. John G. Sperling	22,195,614	13.3	% (1)	243,081	51.2%
Peter V. Sperling	13,449,131	8.1	% (2)	232,068	48.8%
Brian E. Mueller	299,961	*	(3)
Dino J. DeConcini	85,216	*	(4)
Terri C. Bishop	40,133	*	(5)
George A. Zimmer	11,000	*	(6)
K. Sue Redman	8,360	*	(7)
James R. Reis	6,250	*	(8)
Roy A. Herberger, Jr.	500	*
Dr. Ann Kirschner	6	*
Gregory W. Cappelli	—	*
Joseph L. D’Amico	—	*
Kenda B. Gonzales	—	*	(9)
All Executive Officers and Directors (24 persons)	35,058,306	21.0	% (10)

Greater than 5% Holders:

FMC Corp.	22,797,764	13.6	% (11)
AllianceBernstein L.P.	9,538,129	5.7	% (12)
Total Shares Outstanding	167,030,713	100.0	% (13)	475,149	100.0%

*	Represents beneficial ownership of less than 1%.

(1)	Includes (a) 1,357,339 shares held by the John Sperling 1994 Irrevocable Trust, for which Dr. Sperling and Mr. Sperling are the co-trustees (also included in the shares being reported as beneficially owned by Mr. Sperling); (b) 2,348,886 shares held by The Aurora Foundation, for which Dr. Sperling is the trustee; (c) 1,355,867 shares that Dr. Sperling has the right to acquire within 60 days of the date of the table set forth above; (d) 243,079 shares that the John Sperling Voting Stock Trust has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement as amended, upon conversion of its Class B common stock, for which Dr. Sperling and Ms. Bishop are the co-trustees (also included in the shares being reported as beneficially owned by Ms. Bishop); and (e) one share that Dr. Sperling has the right to acquire at any time upon conversion of his share of Class B common stock. Of the shares held by Dr. Sperling, 1,000,000 shares are pledged as security under a forward sale agreement maturing January 9, 2009; an additional 500,000 shares are pledged as security under a forward sale agreement maturing April 24, 2009. Of the shares held by the Aurora Foundation, 500,000 shares are pledged as security under a forward sale agreement maturing January 9, 2009 and another 100,000 shares are subject to a forward sale agreement maturing April 24, 2009.

(2)	Includes (a) 1,357,339 shares held by the John Sperling 1994 Irrevocable Trust, for which Dr. Sperling and Mr. Sperling are the co-trustees (also included in the shares being reported as beneficially owned by Dr. Sperling); (b) 617,461 shares that Mr. Sperling has the right to acquire within 60 days of the date of the table set forth above; (c) 232,067 shares that the Peter Sperling Voting Stock Trust has the right to acquire at any time, subject to certain limitations under the Shareholder Agreement as amended, upon conversion of its Class B common stock, for which Mr. Sperling is the trustee; and (d) one share that Mr. Sperling has the right to acquire at any time upon conversion of his share of Class B common stock. Of the shares held by Mr. Sperling, 250,000 shares are pledged as security under a forward sale agreement maturing November 5, 2007, another 500,000 shares are pledged as security under a forward sale agreement maturing January 2, 2008; another 250,000 shares are pledged as security under a forward sale agreement maturing January 31, 2008; another 500,000 shares are pledged as security under a forward sale agreement maturing April 11, 2008; another 500,000 shares are pledged as security under a forward sale agreement maturing April 25, 2008; another 500,000 shares are pledged as security under a forward sale agreement maturing July 28, 2008; another 1,000,000 shares are pledged as security under a forward sale agreement maturing January 9, 2009; another 315,000 shares are pledged as security under a forward sale agreement maturing January 20, 2009; another 500,000 shares are pledged as security under a forward sale agreement maturing April 24, 2009 and 1,700,000 shares are pledged as collateral for a real estate development loan from Wells Fargo & Company.

(3)	Includes 298,634 shares that Mr. Mueller has the right to acquire within 60 days of the date of the table set forth above.

(4)	Includes 81,709 shares that Mr. DeConcini has the right to acquire within 60 days of the date of the table set forth above.

(5)	Includes (a) 1,733 shares held by a living trust and (b) 38,400 shares that Ms. Bishop has the right to acquire within 60 days of the date of the table set forth above.

(6)	Includes 8,000 shares that Mr. Zimmer has the right to acquire within 60 days of the date of the table set forth above.

(7)	Includes 5,500 shares that Ms. Redman has the right to acquire within 60 days of the date of the table set forth above.

(8)	Includes 4,500 shares that Mr. Reis has the right to acquire within 60 days of the date of the table set forth above.

(9)	Effective November 1, 2006, Ms. Gonzales resigned from the Company.

(10)	Includes 2,708,614 shares that all Directors and Executive Officers as a group have the right to acquire within 60 days of the date of the table set forth above.

(11)	Based on Form 13G/A filed February 14, 2007, which includes the number of shares as of December 31, 2006. The address of FMC Corp. is 1 Federal Street, Boston, Massachusetts 02109.

(12)	Based on Form 13G filed February 13, 2007, which includes the number of shares as of December 31, 2006. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, 38th Floor, New York, New York 10105-0096.

(13)	Includes 5,207,778 shares that all directors and employees of the Company have the right to acquire within 60 days of the date of the table set forth above.

The address of each of the listed shareholders, unless noted otherwise, is in care of Apollo Group, Inc., 4615 East Elwood Street, Phoenix, Arizona 85040. The number of shares beneficially owned by each entity, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an entity or person is deemed a “beneficial owner” of a security if it, he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. An entity or person is also deemed to be a beneficial owner of any securities which that entity or person has the right to acquire beneficial ownership of within 60 days of October 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of our equity compensation plans, the number of shares of our Class A common stock subject to outstanding awards as of August 31, 2007 and the number of such shares available for future award as of that date:
Plan Category

C.
	A.	B.	Number of
	Number of	Weighted	Shares
	Shares to be	Average	Remaining
	Issued Upon	Exercise	Available for
	Exercise of	Price of	Future Issuance
	Outstanding	Outstanding	(Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected In
	Rights	Rights	Column A)
Equity compensation plans approved by shareholders(1)	13,693,848 (2)	48.90 (3)	7,837,341	(4)(5)

Equity compensation plans not approved by shareholders	—	—	—

Total	13,693,848		7,837,341

(1)	Consists of the Apollo Group, Inc. Second Amended and Restated Director Stock Plan (“Director Stock Plan”), the Apollo Group, Inc. Long-Term Incentive Plan (“LTIP”), the Apollo Group, Inc. Amended and Restated 2000 Stock Incentive Plan (“2000 Incentive Plan”), and the Apollo Group, Inc. Third Amended and Restated 1994 Employee Stock Purchase Plan (“Purchase Plan”).

(2)	Includes 325,000 shares of Class A common stock subject to restricted stock units that will entitle each holder to the issuance of one share of Class A common stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes outstanding purchase rights under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase shares of Class A common stock at quarterly intervals (the last business day of March, June, September and December each year), up to a maximum of $25,000 worth of stock each calendar year. The purchase price payable per share will be equal to 95% of the fair market value on the quarterly purchase date.

(3)	Calculated without taking into account the 325,000 shares of Class A common stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(4)	Includes shares of Class A common stock available for future issuance under the LTIP, the 2000 Incentive Plan and the Purchase Plan. As of August 31, 2007, 975,481 shares of Class A common stock were available for issuance under the LTIP and 2,019,143 shares of Class A common stock were available for issuance under the 2000 Incentive Plan. Under each plan, we may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units and other stock-based awards to our officers, key employees and non-employee Board members. As of August 31, 2007, 4,842,717 shares of Class A common stock were available for issuance under the Purchase Plan.

(5)	The Director Stock Plan provided our non-employee directors with annual option grants to purchase shares of our Class A common stock. The grants occurred on September 1 of each year through 2003. No further options may be granted under that plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended August 31, 2007, our directors and officers complied with all Section 16(a) filing requirements except (i) the Form 3 for Mr. D’Amico was filed on January 26, 2007, more than ten days after his commencement of service as the Company’s Chief Financial Officer on November 14, 2006, and (ii) the Form 4 reporting the amendment of Mr. Mueller’s option to increase the option exercise price on May 22, 2007 was filed 6 days late. In addition, there have been three late filings in the current fiscal year which began September 1, 2007: (i) the Form 4 for Peter Sperling with respect to the withholding of a portion of the shares of Class A common stock which became issuable to him on August 31, 2007 in order to satisfy the applicable withholding taxes was filed 15 days late, (ii) the Form 4 with respect to the stock option grant and restricted stock unit award made to Dr. Ann Kirschner on November 12, 2007 was filed one day late and (iii) the Form 4 for Peter Sperling with respect to the November 5, 2007 settlement of his variable pre-paid forward sale contract was filed approximately 30 days late.